    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -----------
                       HYPERION TELECOMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                   4813                    25-1669404
     (State or other         (Primary Standard          (I.R.S. Employer
     jurisdiction of            Industrial             Identification No.)
    incorporation or        Classification Code
      organization)               Number)

                      5 WEST THIRD STREET -- P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -----------
                         DANIEL R. MILLIARD, PRESIDENT
                       HYPERION TELECOMMUNICATIONS, INC.
                      5 WEST THIRD STREET -- P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -----------
                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8826

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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- -------------------------------------------------------------------------------

                                       AMOUNT
           TITLE OF EACH CLASS OF      TO BE      EXERCISE PRICE   AGGREGAGTE      AMOUNT OF
         SECURITIES TO BE REGISTERED REGISTERED    PER WARRANT   EXERCISE PRICE REGISTRATION FEE
- ------------------------------------------------------------------------------------------------
Warrants each to purchase 1.8645
 shares of Common Stock, $.01 per
 value per share....................  329,000       $0.018645      $6,134.27        $100.00(1)
- ------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share..............................  613,427(2)        --             --               (3)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1)Calculated pursuant to Rule 457(g). The Warrants have an initial exercise price of $.01 per share.
(2)Subject to adjustment pursuant to anti-dilution provisions.
(3)Pursuant to Rule 457(g), no separate registration fee is required for the securities to be issued upon the exercise of the Warrants.
                                 -----------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION SEPTEMBER   , 1996

                       HYPERION TELECOMMUNICATIONS, INC.
  329,000 WARRANTS TO PURCHASE AN AGGREGATE OF 613,427 SHARES OF COMMON STOCK
   AND 613,427 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS
                                  -----------

  This Prospectus is being used in connection with the offering from time to time by certain holders (the "Selling Securityholders") of warrants (the "Warrants") each to purchase 1.8645 shares of common stock, $.01 par value per share (the "Common Stock"), of Hyperion Telecommunications, Inc., a Delaware corporation (together with its subsidiaries, the "Company" or "Hyperion"), at an exercise price of $.01 per share (subject as to both the number of shares and the exercise price to anti-dilution provisions), and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"). This Prospectus may also be used by the Company in connection with the issuance from time to time of the Warrant Shares. The Warrants may be exercised at any time after the earlier to occur of (i) May 1, 1997 or (ii) in the event of a Change of Control (as defined), the date the Company mails notice thereof to holders of the Warrants. Unless exercised, the Warrants will expire on April 1, 2001.

  The Warrants and the Warrant Shares may be offered by the Selling Securityholders in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the Warrants or the Warrant Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Warrants or the Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Warrants, Warrant Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Warrants, Warrant Shares or interests in such capacity. See "The Selling Securityholders" and "Plan of Distribution." The Selling Securityholders, the brokers and dealers through whom sales of the Warrants or Warrant Shares are made and any agent or dealer who distributes Warrants or Warrant Shares acquired as pledgee may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Warrants or Warrant Shares may be considered to be underwriting compensation.

  The Company will receive proceeds from the exercise of the Warrants. Except for the sale of the Warrant Shares upon exercise of the Warrants, the Company is not selling any of the Warrants or Warrant Shares and will not receive any of the proceeds from the sale of the Warrants or Warrant Shares being sold by the Selling Securityholders. The cost of registering the Warrants and the Warrant Shares is being borne by the Company.

  The Company has not and does not intend to apply for the listing of the Warrants on any securities exchange or for quotation through the Nasdaq National Market.

  PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS DISCUSSED UNDER THE
                       CAPTION "RISK FACTORS" ON PAGE 12.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

  No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                 THE DATE OF THIS PROSPECTUS IS          , 1996

                             AVAILABLE INFORMATION

  In accordance with Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Hyperion is subject to the informational requirements of the Exchange Act and files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and will also be available at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  Copies of all or any portion of the reports and other information referred to above and the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. For a description of certain terms used in this Prospectus, see the Glossary attached to this Prospectus as Appendix A. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. References in this Prospectus to the "Company" or "Hyperion" mean Hyperion Telecommunications, Inc. together with its subsidiaries, except where the context otherwise requires. Unless the context otherwise requires, references herein to the "networks," the "Company's networks" or the "Operating Companies' networks" mean the 13 telecommunications networks owned as of June 30, 1996 by 11 Operating Companies (which, as defined herein, are (i) wholly owned subsidiaries of the Company and (ii) joint venture partnerships and corporations managed by the Company and in which the Company holds less than a majority equity interest with one or more other partners). See "--Company and Partnership Ownership." As of June 30, 1996, nine of the Operating Companies (comprising 11 of the 13 networks) were partnerships or corporations that were 50% or less owned by the Company, and the Operating Companies did not include TCG of South Florida (the "South Florida Partnership"). As described more fully herein, the Company designs, constructs, manages and operates networks on behalf of the Operating Companies, and it is through these networks that the Company and the Operating Companies provide telecommunications services.

                                  THE COMPANY

  Hyperion Telecommunications, Inc. ("Hyperion" or the "Company") is a leading competitive local exchange carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities. Based on its review of information made publicly available by other CLECs, , the Company believes it operates one of the three largest CLECs in the United States based upon route miles and buildings connected. The Company's networks work in conjunction with interexchange carriers ("IXCs") such as AT&T, MCI, Sprint, WorldCom and others in order to offer small, medium and large businesses, government and education end users a broad array of integrated, high quality voice, video and enhanced data communications services. The Company, through its networks, offers traditional access services, including high capacity interconnection between (i) points of presence ("POPs") of an IXC, (ii) the POPs of different IXCs, (iii) a Local Exchange Carrier's Central Office ("LEC-CO") and IXC POPs, (iv) end users and their selected IXCs and (v) different locations of particular customers ("Private Line Services"). The Company has also installed switches or remote switching capability in five of its networks and plans to offer switched services, including customer dial tone, in all of its operating markets by the end of 1996. Four of the Company's networks also offer enhanced data services to their customers such as frame relay, Asynchronous Transfer Mode ("ATM") data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services in certain markets in a partnership with !NTERPRISE, a wholly owned subsidiary of US West. These services, along with the long distance services provided by IXCs, enable the Company to provide an integrated telecommunications service offering to network customers that is more reliable, has a superior level of service and is priced lower relative to that of the incumbent local exchange carriers ("LECs") in markets served by the Company's networks.

  As of June 30, 1996, the Company managed and operated 13 networks which are primarily clustered in three regions located in the eastern half of the United States and which served 19 cities with populations from at least 25,000 to more than 600,000. As of June 30, 1996, the Company also had four new networks under construction which will serve 17 additional cities and which the Company will manage and operate upon their expected completion in calendar year 1996. Since June 30, 1996, the Company has added two networks serving

14 additional cities, and one Operating Company. As of June 30, 1996, eleven of the Company's operating networks and three of its networks under construction were owned in partnership with several major cable television operators, including Tele-Communications, Inc., Time Warner/Newhouse, Continental Cablevision, TKR Cable, Lenfest Communications, InterMedia Partners and Multimedia/Gannett, and an electric utility, PECO Energy, owner of the Philadelphia Electric Company (collectively, the "Local Partners"). The Company believes that working with a Local Partner significantly reduces the cost and time in developing a network through the utilization of existing cable or utility facilities. The remaining two operating networks and one network under construction are wholly owned by the Company and lease fiber capacity from Adelphia Communications Corporation ("Adelphia"), the Company's corporate parent, to achieve similar time and cost savings in developing the networks.

  The Company intends to increase the density of its existing network clusters and expand into new geographic markets or clusters through the construction of approximately ten new networks by the end of 1997. From the Company's inception in October 1991 through June 30, 1996, the Company and its partners have invested approximately $149.5 million to build and develop the network infrastructure and operations. As of June 30, 1996, the Company's 13 operating networks served 19 cities, and along with the four networks under construction, included approximately 2,647 route miles of fiber optic cable and were connected to approximately 908 buildings. For the year ended March 31, 1996 and for the three months ended June 30, 1996, the Company's 13 networks generated total revenues of approximately $7.8 million and $2.9 million, respectively. The Company reports its interest in less than majority owned joint ventures pursuant to the equity method of accounting on a basis consistent with generally accepted accounting principles. The Company's revenues and EBITDA were approximately $3.3 million and ($2.3) million, respectively, for the year ended March 31, 1996. For the three months ended June 30, 1996, the Company's revenues and EBITDA, which consists of net (loss) income before equity in net loss of joint ventures, gain on sale of investment, interest expense, income taxes, depreciation and amortization for the periods provided, were approximately $1.1 million and $0.6 million.

  The Company believes the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") on February 8, 1996 will substantially expand the market opportunities for the Company and its networks. The Telecommunications Act provides for the removal of legal barriers to entering the local exchange telecommunications market and directs the incumbent LECs to negotiate with CLECs to resolve network and competitive issues such as interconnection of CLEC and incumbent LEC networks, reciprocal compensation for termination of calls originating on a competing network, telephone number portability, access to rights-of-way and the unbundling of network services. The Telecommunications Act may provide an incentive for incumbent LECs to cooperate with local facilities-based competitors, such as the Company, on interconnection issues because the existence of an interconnection agreement with a facilities-based competitor is a prerequisite for incumbent LEC entry into the long distance market unless no such facilities-based competitor has requested access and interconnection in accordance with the terms of the Telecommunications Act. Based upon data compiled by the Federal Communications Commission (the "FCC"), the Company believes that the passage of the Telecommunications Act increases the potential market for CLECs from approximately $26.3 billion to approximately $97.1 billion annually due to the opening of the market for switched services which will permit CLECs to offer a full range of local telecommunications services including local dial tone, local calls, custom calling features and intraLATA toll services for both business and residential customers. In the markets where the Company's networks are currently operating or under construction, the Company now believes it has an addressable market opportunity of approximately $4.8 billion, substantially all of which is currently provided by the incumbent LECs.

COMPANY STRATEGY

  The Company, through its networks, is a leading provider of integrated local telecommunications services to small, medium and large businesses, government and educational end users and IXCs in its existing markets. The Company differentiates its service offerings by partnering with local cable television operators and utility companies to develop networks that will provide customers with greater market coverage, lower costs and superior service. The Company's networks also leverage the IXCs' name recognition and reputation for quality and reliability by becoming preferred suppliers for IXCs of local telecommunications services in the Company's markets. The IXCs market their long distance services in conjunction with the Company's local service offerings to provide end users with a fully integrated telecommunications service offering in all of the Company's operating markets. Principal elements of the Company's strategy include:

  Develop a Rapid Entry/Low Cost Approach with Local Partners. The Company works with a Local Partner in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building the fiber optic network with a cable television system or utility system which the Company believes reduces the cost of aerial fiber construction by approximately 62%, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) enabling the Company to leverage the Local Partners' experience and capabilities for maintaining fiber optic cables thereby significantly reducing the ongoing costs of a fiber optic network. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners provide most of the funds for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements.

  Build Broad Network Coverage. The Company intends to build substantially larger networks than the networks of the CLECs it competes with in its markets. As of June 30, 1996, in all of the markets in which the Company and its networks operate, management believes that the Company has the broadest network coverage in terms of route miles of any of its CLEC competitors. The Company believes that expanded network coverage will enable the Company to (i) provide broader and more reliable coverage for network customers, (ii) carry a greater amount of traffic on its own networks rather than on the networks of other carriers thereby increasing the Company's revenues and profit margins, (iii) increase the potential market available to the Company due to the greater number of buildings, LEC-COs and customers that the Company's networks can service, (iv) improve the value of the Company's networks to IXCs, cellular providers and new telecommunications providers such as Personal Communications Service ("PCS") operators that need wide backbone coverage, (v) offer services in areas where there are fewer potential CLECs with facilities and (vi) leverage the fixed cost structure of the Company's networks, particularly with regard to network electronics such as switches.

  Expansion through Development of Network Clusters. The Company intends to build on its extensive network size by adding markets near its existing networks and targeting markets in close proximity when establishing new networks. Management believes that there are significant operating and marketing advantages to locating its networks in clusters. Clustering enables the Company to (i) take advantage of economies of scale in management, construction, network operations and sales and marketing, (ii) optimize the networks' switching capacity by utilizing remote switch capacity in nearby cities, (iii) offer services to lower density traffic areas in which the Company's networks are less likely to face strong competition from incumbent LECs and other CLECs and (iv) increase the networks' ability to offer highly reliable, end-to-end connectivity on a regional basis. The Company also believes that creating regional networks will enable the Company to gain a greater share of high margin long distance transport traffic.

  Develop Strategic Relationships with IXCs. The Company, through its networks, provides customers with an integrated, one-stop shopping approach to their telecommunications needs through its strategic relationships with IXCs such as AT&T, MCI, Sprint, WorldCom and others. The goal of these relationships is for the Company's networks to offer their local services in conjunction with the long distance services of these IXCs. Management believes that working in partnership with IXCs instead of as a competitor will be attractive to IXCs and enable the Company to (i) utilize extensive market information from the IXCs regarding traffic patterns and building requirements to more optimally construct and extend its networks, (ii) work closely with IXC account teams to provide an integrated service approach to end users, (iii) increase market penetration by capitalizing on the IXCs' name recognition and (iv) lower sales and marketing costs by utilizing the extensive marketing resources and salesforce of the IXCs to market the networks' products and services. In pursuing this strategy, the Company has entered into a national service agreement (the "National Service Agreement") with a major IXC pursuant to which the Company's networks will be the major IXC's preferred supplier of dedicated special access and switched access transport services.

  Expand Enhanced Service Offerings. Four of the Company's networks operate in partnership with !NTERPRISE, a leading, nationwide network integrator that designs, develops and deploys state-of-the-art data networks (including both network services and equipment) to support and enhance the information systems with which the networks' customers operate their businesses. Pursuant to the partnership agreements, !NTERPRISE co-markets enhanced services, including frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services to the networks' customers in the networks' respective markets. The Company believes that the partnerships with !NTERPRISE provide the opportunity to offer network customers a full complement of enhanced services more rapidly and without the Company incurring the cost and overhead of establishing its own nationwide enhanced services marketing, sales and installation effort. The Operating Companies intend to enter into additional agreements with !NTERPRISE and other service integrators in the future.

COMPANY AND PARTNERSHIP OWNERSHIP

  The Company is an 89% owned subsidiary of Adelphia, the seventh largest cable television company in the United States which as of June 30, 1996 owned or managed cable television systems that served approximately 1.8 million subscribers in 15 states. The balance of the Company is owned by senior management which has extensive experience in the telecommunications field. As of June 30, 1996, the Company managed and operated networks in 13 markets. The Company owns these operating networks through (i) partnerships with seven Local Partners (the "Operating Partnerships") and (ii) two wholly owned subsidiaries of the Company and one corporation in which it is a minority shareholder ("Operating Corporations") (collectively the Operating Partnerships and the Operating Corporations are referred to herein as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees. Prior to May 16, 1996, the Company also had an investment in a partnership operating in southern Florida (the "South Florida Partnership") in which it had no management responsibility.

  The following is an overview of the Company's network structure as of June 30, 1996.

                                  ACTUAL OR
                                   EXPECTED
                                   DATE OF    HYPERION
COMPANY MARKETS                  OPERATION(A) INTEREST      LOCAL PARTNERS
- ---------------                  ------------ -------- -------------------------
OPERATING NETWORKS
- ------------------
       Northeast Cluster
Albany, NY(b)...................     2/95       50.0%  Time Warner/Newhouse
Binghamton, NY(b)...............     3/95       20.0   Time Warner/Newhouse
Buffalo, NY.....................     1/95       40.0   Tele-Communications, Inc.
                                                       Time Warner/Newhouse
Syracuse, NY(b).................     8/92       50.0   Time Warner/Newhouse
Vermont.........................    11/94      100.0   (c)
      Mid-Atlantic Cluster
Charlottesville, VA.............    11/95      100.0   (c)
Harrisburg, PA..................     4/95       50.0   Lenfest Communications

                                 ACTUAL OR
                                  EXPECTED
                                  DATE OF    HYPERION
COMPANY MARKETS                 OPERATION(A) INTEREST       LOCAL PARTNERS
- ---------------                 ------------ --------   -----------------------
New Brunswick, NJ..............    11/95       19.7     TKR Cable(d)
Richmond, VA...................     9/93       37.0     Continental Cablevision
       Mid-South Cluster
Louisville, KY.................     3/95       50.0(e)  TKR Cable
Nashville, TN..................    11/94       95.0(e)  InterMedia Partners
        Other Networks
Jacksonville, FL...............     9/92       20.0     Continental Cablevision
Wichita, KS....................     9/94       49.9     Multimedia/Gannett
NETWORKS UNDER CONSTRUCTION(F)
- ------------------------------
     Mid-Atlantic Cluster
Morristown, NJ.................     1996(g)    19.7     TKR Cable (d)
Philadelphia, PA...............     1996(g)    50.0     PECO Energy
Scranton/Wilkes-Barre, PA......     1996(g)   100.0     (c)
       Mid-South Cluster
Lexington, KY..................     1996(g)    50.0(e)  TKR Cable

- --------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP; (ii) the network is capable of accepting traffic from IXCs and end users; (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber rings have been completed.

(b) The interests in the Albany, Binghamton and Syracuse markets are all owned by one Operating Partnership.

(c) Adelphia or its affiliate leases 100% of the fiber capacity to the Operating Companies in these markets.

(d) Sutton Capital Associates also owns a minority interest.

(e) The Company's interest in these markets has recently changed. See "--Recent Developments."

(f) The Company has entered into binding agreements with respect to the construction of these networks.

(g) The Company expects each of these networks to be operational between August 1996 and December 1996.

RECENT DEVELOPMENTS

  Issuance of 13% Senior Discount Notes and Warrants. On April 15, 1996, the Company issued $329.0 million of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and 329,000 Warrants to purchase an aggregate of 613,427 shares of common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to pay $25.0 million of the Note Payable-Adelphia, to make loans of $3.0 million to certain key Company officers and will be used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Senior Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Sale of Partnership Interest in the South Florida Partnership. On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 and as of the date of sale and the three months ended June 30, 1996 were approximately $3.4 million and ($0.8) million, respectively, and $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Other Changes in Partnership Interests. The Company recently entered into agreements pursuant to which the Company's ownership interests in certain of the Operating Partnerships have increased in three markets. These transactions are consistent with the Company's goal to own at least a 50% interest in its Operating Partnerships in the future, and where appropriate the Company may consider similar transactions from time to time in its other markets. Following the completion of the transactions described below, Hyperion owned at least 50% of ten of its 17 then existing markets and markets under construction.

  Pursuant to a binding letter of intent with TKR, dated as of January 29, 1996, and a subsequent amendment to the related partnership agreement dated May 8, 1996, the Company has agreed to make additional capital contributions to its Louisville, Kentucky Operating Partnership (which will also operate the network under construction in Lexington, Kentucky) and has increased its partnership ownership interest to 50%. As of June 30, 1996, the required additional capital contributions were approximately $2.3 million.

  Pursuant to a Purchase Agreement dated as of July 25, 1996 the Company purchased general and limited partnership interests in the Nashville, Tennessee Operating Partnership from InterMedia and Robin Media on August 1, 1996. The aggregate purchase price was approximately $5 million. As a result of this acquisition, the Company's ownership interest in this partnership was increased to 95%.

  National Service Agreement with Major IXC. The Company has entered into the National Service Agreement with AT&T pursuant to which the Company's networks will be the IXC's preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to the IXC at a discount from the tariffed or published incumbent LEC rates. The National Service Agreement is in effect in all of the Company's markets. The Company believes that only four other CLECs have comparable National Service Agreements and have passed AT&T's network validation tests and operational readiness testing.

                        SUMMARY DESCRIPTION OF WARRANTS

Total Number of Warrants....  329,000 Warrants, which when exercised would entitle the holders thereof to acquire an aggregate of 613,427 shares of Common Stock of the Company, representing approximately 5.78% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date of issuance of the Warrants.

Expiration of Warrants......  The Warrants will expire automatically on
                              April 1, 2001 (the "Expiration Date"). The
                              Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give this Notice, the Warrants will not expire until 90 days after the Company gives such notice.

Exercise....................  Each Warrant, when exercised, will entitle the holder thereof to purchase 1.8645 shares of the Common Stock of the Company at an exercise price of $.01 per share. The Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Warrants. The number of shares of Common Stock of the Company for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events, as provided in the warrant agreement relating to the Warrants (the "Warrant Agreement"). See "Description of Warrants."

                         THE OFFERING OF WARRANT SHARES

Shares of Common Stock to
be Offered by Hyperion Upon
Exercise of the Warrants....
                              613,427(1)

Shares of Common Stock to
be Outstanding after the
Offering of Warrant Shares..
                              10,613,427(1)

Use of Proceeds.............  Any proceeds received by the Company upon the exercise of the Warrants will be used for general corporate purposes.

(1)Subject to adjustment upon the occurrence of certain events, as provided in the Warrant Agreement. See "Description of Warrants."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following summary financial data (except the unaudited information for the fiscal years ended March 31, 1992 and 1993, and the three months ended June 30, 1995 and 1996, pro forma information, Network Data and Other Network and Operating Data ) are derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related Notes thereto contained herein. The unaudited information for the fiscal years ended March 31, 1992 and 1993, and the three months ended June 30, 1995 and 1996, pro forma information, Network Data and Other Network and Operating Data are derived from other Company information. Except as noted below, the following table includes financial and operating information relating to the South Florida Partnership and the Company's 15.7% interest therein which was sold by the Company on May 16, 1996. See "Recent Developments." All of the following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                       THREE MONTHS
                               FISCAL YEAR ENDED MARCH 31,            ENDED JUNE 30,
                         -------------------------------------------  ----------------
                          1992    1993     1994     1995      1996     1995     1996
                         ------  -------  -------  -------  --------  -------  -------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
DATA:
 Telecommunications
  service and management
  fee revenue........... $   --  $    89  $   417  $ 1,729  $  3,322  $   686  $ 1,102
 Operating expenses:
  Network operations....      2       19      330    1,382     2,690      628      859
  Selling, general and
  administrative........    211      921    2,045    2,524     3,084      831    1,027
  Depreciation and
  amortization..........     --       30      189      463     1,184      250      695
                         ------  -------  -------  -------  --------  -------  -------
                            213      970    2,564    4,369     6,958    1,709    2,581
                         ------  -------  -------  -------  --------  -------  -------
 Operating loss......... $ (213) $  (881) $(2,147) $(2,640) $ (3,636) $(1,023) $(1,479)
 Other income (expense):
  Gain on sale of
  investment............     --       --       --       --        --       --    8,405
  Interest income.......     --       --       17       39       199       16    1,433
  Interest expense and
  fees..................     --       --   (2,164)  (3,321)   (6,088)  (1,328)  (6,169)
                         ------  -------  -------  -------  --------  -------  -------
 (Loss) income before
  income taxes, equity
  in net loss of joint
  ventures and
  cumulative effect of
  change in accounting
  principle............. $ (213)   $(881) $(4,294) $(5,922) $ (9,525) $(2,335) $ 2,190
 Income tax benefit
  (expense).............     --       --       55       29       197       19       (3)
 Equity in net loss of
  joint ventures........     --     (194)    (528)  (1,799)   (4,292)    (797)  (1,636)
 Cumulative effect of
  change in accounting
  for income taxes......     --       --       42       --        --       --       --
                         ------  -------  -------  -------  --------  -------  -------
 Net (loss) income ..... $ (213) $(1,075) $(4,725) $(7,692) $(13,620) $(3,113) $   551
                         ======  =======  =======  =======  ========  =======  =======
 Net (loss) income per
  weighted average share
  of common stock....... $(0.02) $ (0.11) $ (0.47) $ (0.77) $  (1.36) $ (0.31) $  0.05
 Weighted average shares
  of common stock
  outstanding........... 10,000   10,000   10,000   10,000    10,000   10,000   10,525
 Ratio of earnings to
  fixed charges(a)......     --       --       --       --        --       --     1.09
 Cash dividends
  declared..............     --       --       --       --        --       --       --
 Pro forma interest
  expense(b)............     --       --       --       --    27,796       --       --
 Pro forma ratio of
  earnings to fixed
  charges(c)............     --       --       --       --        --       --       --

                                     AS OF MARCH 31,                   AS OF
                         -------------------------------------------  JUNE 30,
                         1992    1993     1994      1995      1996      1996
                         -----  -------  -------  --------  --------  --------
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
 Cash and cash
 equivalents............ $   5  $   118  $    --  $     --  $     --  $132,142
 Working capital........  (291)    (441)   1,377       936   (11,455)  133,558
 Total assets...........    82    4,316   14,765    23,212    35,269   176,793
 Senior Notes...........    --       --       --        --        --   168,620
 Note payable--Adelphia.    --    4,814   19,968    35,541    50,855    25,855
 Total liabilities......   295    5,390   20,776    36,915    62,592   195,478
 Stockholders' equity
 (deficiency)...........  (213)  (1,074)  (6,011)  (13,703)  (27,323)  (18,685)
 Book value per weighted
  average share of
  common stock..........  (.02)    (.11)    (.60)    (1.37)    (2.73)    (1.78)

                                                                     THREE MONTHS
                                                                        ENDED
                              FISCAL YEAR ENDED MARCH 31,              JUNE 30
                         -----------------------------------------  ---------------
                         1992    1993    1994      1995     1996     1995    1996
                         -----  ------  -------  --------  -------  ------  -------
                                          (AMOUNTS IN THOUSANDS)
OTHER COMPANY DATA:
 EBITDA(d).............. $(213) $ (851) $(1,941) $ (2,138) $(2,253) $ (757) $   649
 Capital expenditures
  and Company
  investments in
  Operating Companies
  and the South Florida
  Partnership(e)........    60   3,891    8,607    10,376   18,899   5,390    6,568
 Cash used in operating
  activities............  (184)   (725)  (2,121)   (2,130)    (833) (1,621)  (2,657)
 Cash (used in) provided
  by investing
  activities............   (60) (3,806)  (8,607)  (10,376) (18,899) (5,390)   5,050
 Cash provided by
  financing activities..   248   4,645   10,609    12,506   19,732   7,011  129,749

                                                                AS OF    AS OF
                                                              MARCH 31, JUNE 30,
                                                                1996      1996
                                                              --------- --------
NETWORK DATA (F):
 Networks in operation.......................................       13       13
 Cities served...............................................       19       19
 Network clusters............................................        3        3
 Networks under construction.................................        4        4
 Route miles.................................................    2,210    2,647
 Fiber miles.................................................  106,080  127,063
 Buildings connected.........................................      822      908
 LEC-COs collocated(g).......................................       44       69
 VGE circuits(h).............................................  186,292  279,864
 Switches and remote switch modules installed................        5        5

                                                                   THREE MONTHS
                                   FISCAL YEAR ENDED MARCH 31,        ENDED
                               -----------------------------------   JUNE 30,
                               1992  1993   1994    1995    1996       1996
                               ---- ------ ------- ------- ------- ------------
                                    (AMOUNTS IN THOUSANDS, EXCEPT EMPLOYEE
                                                 INFORMATION)
OTHER NETWORK AND OPERATING
DATA (I):
 Network revenues(j).......... $ 0  $  173 $ 1,028 $ 4,083 $12,186    $2,932
 Capital expenditures(k)......   0   2,559  27,445  33,522  57,290     7,814
 Fiber lease financings during
 period(l)....................   0   1,262   1,527  17,420   9,174     1,185
 Employees(m).................   4      20      40      95     155       155

- --------
(a) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest plus amortization of deferred financing costs and (ii) fixed charges consist of interest expensed and capitalized. For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995, the Company's earnings were insufficient to cover fixed charges by $0.2, $1.1, $4.8, $7.7, $13.8 and $3.1 million. For the three months ended June 30, 1996, the Company's earnings were sufficient to cover fixed charges by $0.5 million.

(b) Pro forma interest expense assumes (i) repayment of $25.0 million of the Adelphia Note (as defined) at an interest rate of 11.28%, (ii) gross proceeds attributable to the issuance of the Senior Notes of $163.7 million, (iii) issuance of the Senior Notes at an interest rate of 13.0% and (iv) original issue discount attributable to the Warrants.
(c) On a pro forma basis, for the year ended March 31, 1996, the Company's earnings would have been insufficient to cover fixed charges by $35.5 million.
(d) EBITDA consists of net (loss) income before equity in net loss of joint ventures, gain on sale of investment, interest expense, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(e) For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995 and 1996, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were, $0.1, $2.0, $3.1, $2.9, $6.1, $1.4 and $1.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were, $0.0, $1.9, $5.5, $7.5, $12.8, $4.0 and $4.8 million, respectively, for the same periods. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(f) Network Data is derived from the Company's records and presents information for the Operating Companies, but does not include information for the South Florida Partnership.
(g) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(h) Voice grade equivalent circuits.
(i) Except for employees as discussed in note (m) below, the data presented represent selected unaudited combined operating data of the Company's Operating Companies (including the Company's two wholly owned Operating Companies) and the South Florida Partnership, and do not include data of the Company on a stand alone basis.
(j) Includes the total of (i) the Operating Companies' revenues and (ii) the South Florida Partnership's revenues.
(k) Represents investments made by the Operating Companies (including investments made by Local Partners) and the South Florida Partnership in property, plant and equipment (including capitalized leases).
(l) Fiber Lease Financing (as defined) represents the incremental borrowings by the Operating Companies and the South Florida Partnership regarding fiber assets accounted for as capital leases for each period presented.
(m) Employees includes combined employees of the Operating Companies and the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Warrants or Warrant Shares in this offering.

  Absence of a Public Market for Warrants and Warrant Shares. The Warrants were issued by the Company as part of a private placement of units in April 1996 (the "Private Placement"). Neither the Warrants nor the Warrant Shares are listed on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, there can be no assurance as to the liquidity of any market for the Warrants or the Warrant Shares.

  Negative Cash Flow and Operating Losses; Limited History of Operations. The Company has experienced significant losses since its inception, with operating losses of approximately ($2.1) million, ($2.6) million and ($3.6) million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively and ($1.0) million and ($1.5) million for the quarters ended June 30, 1995 and 1996, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the Operating Companies in which it does not have majority ownership interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses as equity in net losses of joint ventures.

  The Company was formed in October 1991 and, as of June 30, 1996, ten of its 13 networks had been in operation for less than 24 months. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

  In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy, or achieve or sustain profitability.

  Substantial Leverage. As of June 30, 1996, the Company's total amount of debt outstanding was $194.5 million and the Company had a stockholders' deficiency of $18.7 million. In addition, in each year since its inception, the Company's earnings have been inadequate to cover its fixed charges by a substantial margin. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due on the Senior Notes, which substantially exceeds the Company's gross revenues of approximately $3.3 million for the year ended March 31, 1996.

  Because the Company currently has a consolidated cash flow deficit, its ability to make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity will be dependent on developing one or more sources of cash flow prior to the date on which cash interest payment obligations begin on the Senior Notes. To accomplish this the Company may seek to (i) refinance all or a portion of the Senior Notes, (ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current Local Partners to permit any excess cash generated by its Operating Companies to be distributed to partners rather than invested in the businesses of such Operating Companies and/or (iv) invest in companies that will make substantial cash distributions on or before the maturity of the Senior Notes. There can be no assurance that
(i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest payments and repay the Senior Notes when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners or shareholders or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the maturity date of the Senior Notes.

  Holding Company Structure; Inability to Access Cash Flow. The Company is a holding company with substantially all of its operations conducted through the Operating Companies and the Company expects that it could develop new networks and operations in the future through Joint Ventures in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, including the Senior Notes, is dependent on its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends (as applicable) to the partners or equity holders (as applicable). In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends (as applicable) or the making of loans.

  Risks Associated with Joint Ventures. Most of the Operating Companies' Local Partner Agreements (as defined) contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current Local Partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

  The bankruptcy or insolvency of a Local Partner or an Operating Company could result in the termination of the respective Local Partner Agreement and the related Fiber Lease Agreement (as defined). The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the Management Agreements (as defined), two of the Local Partner Agreements and five of the Fiber Lease Agreements can be terminated by the respective Local Partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the Local Partner will not seek to terminate the agreements. See "Business--Operating Agreements." Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a Local Partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

  The Indenture with respect to the Senior Notes does not restrict Operating Companies in which the Company owns a less than 45% interest with respect to the amount of indebtedness they can incur. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited. While none of the Operating Companies currently have a substantial amount of indebtedness, there can be no assurance that such Operating Companies will not incur substantial indebtedness in the future.

  Significant Future Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and existing networks and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the deployment of switches in all of its operating markets by the end of 1996, the expansion of existing markets and the construction and development of new markets.
Expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The
Company expects to build networks in approximately ten additional markets by the end of 1997. The Company estimates that it will require approximately $110 million to $115 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and to make investments in existing and new Operating Companies and to enter certain additional markets during calendar years 1996 and 1997. In order to achieve its goal of entering ten new markets by the end of 1997, however, the Company expects to be required to seek additional capital. The Company expects to fund additional capital requirements through existing resources, secured credit facilities at the Company and Operating Company levels, internally generated funds, equity invested by Local Partners in Operating Companies, additional Operating Companies and additional debt or equity financings, as appropriate.

  The Company has also been required to fund the purchase of certain partnership interests in the Louisville Operating Partnership and the Nashville Operating Partnership and may be required to raise capital to purchase the partnership interests of a Local Partner seeking to exercise its right to sell its partnership interest. See "--Risks Associated with Joint Ventures," "Prospectus Summary--Recent Developments" and "Business--Local Partner Agreements." There can be no assurance, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates.

  Expansion Risk. The Company is experiencing a period of rapid expansion which the Company believes will increase further following the Offering. The operating complexity of the Company, as well as the level of responsibility for management personnel, has increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base.

  Competition. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the Telecommunications Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially, engage in excessive volume and term discount pricing practices for their customers, or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially adversely affected.

  The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long distance services if they comply with certain interconnection requirements. There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service. This could result in decreased market share for the major IXCs, which are the Company networks' major customers. Such a result could have an adverse effect on the Company.

  The Company also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. A number of markets served by the Company already are served by another CLEC or other CLECs. In addition, all three major IXCs are expected to enter the market for local telecommunications services. MCI has announced that it will invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States and AT&T has filed applications with state regulatory authorities for authority to provide local telecommunications services in all 50 states. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

  The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

  Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

  Dependence on Business from IXCs. For the year ended March 31, 1996, approximately 75% of the Operating Companies' combined revenues were attributable to access services provided to IXCs, one of which accounted for approximately 54% of such combined IXCs' revenues. The loss of access revenues from IXCs in general or the loss of such single IXC as a customer could have a material adverse effect on the Company's business. See "Business--Company Strategy--Customer Strategy."

  The Company's growth strategy assumes increased revenues from IXCs and end users following the deployment of switches on the Company's networks and the provision of switched access origination and termination services. In addition, the Company competes in its markets with other CLECs for IXC business. Accordingly, there is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, either of which could have a material adverse effect on the Company.

  Furthermore, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long distance market. Due to the Operating Companies' dependence on business from IXCs, any loss of market share by the IXCs could have a material adverse effect on the Company.

  Regulation and Risks of the Telecommunications Act. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation by the FCC, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the FCC has determined that nondominant carriers, such as the Company and the Operating Companies, are required to file interstate tariffs on an ongoing basis. The Telecommunications Act also requires the FCC to establish a subsidy mechanism for universal telephone service to which the Company will be required to contribute. The Operating Companies that provide intrastate services are also generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service and universal service requirements. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. In addition, under the Telecommunications Act, provision of switched services by the Company could be subject to a far greater degree of regulation than previously experienced by the Company with regard to its nonswitched services. See "Regulation--Telecommunications Act of 1996."

  Although the Telecommunications Act eliminates legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretation of the Telecommunications Act, and the ability of the

Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets. See "Regulation--Overview" for more detailed information on the regulatory environment in which the Company and the Operating Companies operate.

  Need to Obtain and Maintain Permits and Rights-of-Way. There can be no assurance that the Company or the Operating Companies, through Local Partners, Adelphia or their own efforts, will be able to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing and future networks. In addition, the Company and the Operating Companies may require pole attachment agreements with electric utilities to operate existing and future networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks. See "Business--Operating Agreements--Fiber Lease Agreements."

  Control by Principal Shareholder. Adelphia owns approximately 89% of the outstanding capital stock of the Company, with the remaining 11% owned by certain of the Company's senior management (the "Management Shareholders"). Accordingly, Adelphia is able to control the vote on corporate matters requiring shareholder approval, including, but not limited to, electing directors, amending the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, pursuant to a shareholders agreement, as amended, between the Company, Adelphia and the Management Shareholders, Adelphia has the power to control certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships, and Adelphia has the right, under certain circumstances, to purchase the interests of the Management Shareholders. In addition, Adelphia has agreed to vote its shares of the Common Stock of the Company to elect the Management Shareholders to the Company's Board of Directors. There can be no assurance that the interests of Adelphia will not conflict with the interest of the holders of the Senior Notes. See "Certain Relationships and Transactions."

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

  Dependence on Key Personnel. The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

  Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indenture with respect to the Senior Notes may make it difficult in some respects to effect a change of control of the Company and replace incumbent management. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change of control of the Company without action by its stockholders.

  Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the Indenture relating to the Senior Notes prohibits the payment of dividends.

                                USE OF PROCEEDS

  Except for the sale of the Warrant Shares upon the exercise of the Warrants, the Company is not selling any of the Warrants or the Warrant Shares and will not receive any of the proceeds from the sale of the Warrants and the Warrant Shares by the Selling Securityholders. Any proceeds received by the Company upon the exercise of the Warrants will be used for general corporate purposes.

                                CAPITALIZATION

  The effect from the sale of the Warrant Shares upon exercise of the Warrants will be approximately $6.0 thousand in gross proceeds to the Company.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following selected financial and operating data (except the unaudited information for the fiscal years ended March 31, 1992 and 1993 and the three months ended June 30, 1995 and 1996, pro forma information, Network Data and Other Network and Operating Data ) are derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related Notes thereto contained herein. The unaudited information for the fiscal years ended March 31, 1992 and 1993 and the three months ended June 30, 1995 and 1996, pro forma information, Network Data and Other Network and Operating Data are derived from other Company information. Except as noted below, the following table includes financial and operating information relating to the South Florida Partnership and the Company's 15.7% interest therein which was sold by the Company on May 16, 1996. See "Recent Developments."All of the following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.


                                                                       THREE MONTHS
                               FISCAL YEAR ENDED MARCH 31,            ENDED JUNE 30,
                         -------------------------------------------  ----------------
                          1992    1993     1994     1995      1996     1995     1996
                         ------  -------  -------  -------  --------  -------  -------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
DATA:
 Telecommunications
  service and management
  fee revenue........... $   --  $    89  $   417  $ 1,729  $  3,322  $   686  $ 1,102
 Operating expenses:
  Network operations....      2       19      330    1,382     2,690      628      859
  Selling, general and
  administrative........    211      921    2,045    2,524     3,084      831    1,027
  Depreciation and
  amortization..........     --       30      189      463     1,184      250      695
                         ------  -------  -------  -------  --------  -------  -------
                            213      970    2,564    4,369     6,958    1,709    2,581
                         ------  -------  -------  -------  --------  -------  -------
 Operating loss......... $ (213) $  (881) $(2,147) $(2,640) $ (3,636) $(1,023) $(1,479)
 Other income (expense):
  Gain on sale of
  investment............     --       --       --       --        --       --    8,405
  Interest income.......     --       --       17       39       199       16    1,433
  Interest expense and
  fees..................     --       --   (2,164)  (3,321)   (6,088)  (1,328)  (6,169)
                         ------  -------  -------  -------  --------  -------  -------
 (Loss) income before
  income taxes, equity
  in net loss of joint
  ventures and
  cumulative effect of
  change in accounting
  principle............. $ (213)   $(881) $(4,294) $(5,922) $ (9,525) $(2,335) $ 2,190
 Income tax benefit
  (expense).............     --       --       55       29       197       19       (3)
 Equity in net loss of
  joint ventures........     --     (194)    (528)  (1,799)   (4,292)    (797)  (1,636)
 Cumulative effect of
  change in accounting
  for income taxes......     --       --       42       --        --       --       --
                         ------  -------  -------  -------  --------  -------  -------
 Net (loss) income ..... $ (213) $(1,075) $(4,725) $(7,692) $(13,620) $(3,113) $   551
                         ======  =======  =======  =======  ========  =======  =======
 Net (loss) income per
  weighted average share
  of common stock....... $(0.02) $ (0.11) $ (0.47) $ (0.77) $  (1.36) $ (0.31) $  0.05
 Weighted average shares
  of common stock
  outstanding........... 10,000   10,000   10,000   10,000    10,000   10,000   10,525
 Ratio of earnings to
  fixed charges(a)......     --       --       --       --        --       --     1.09
 Cash dividends
  declared..............     --       --       --       --        --       --       --
 Pro forma interest
  expense(b)............     --       --       --       --    27,796       --       --
 Pro forma ratio of
  earnings to fixed
  charges(c)............     --       --       --       --        --       --       --

                                     AS OF MARCH 31,                   AS OF
                         -------------------------------------------  JUNE 30,
                         1992    1993     1994      1995      1996      1996
                         -----  -------  -------  --------  --------  --------
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
 Cash and cash
 equivalents............ $   5  $   118  $    --  $     --  $     --  $132,142
 Working capital........  (291)    (441)   1,377       936   (11,455)  133,558
 Total assets...........    82    4,316   14,765    23,212    35,269   176,793
 Senior Notes...........    --       --       --        --        --   168,620
 Note payable--Adelphia.    --    4,814   19,968    35,541    50,855    25,855
 Total liabilities......   295    5,390   20,776    36,915    62,592   195,478
 Stockholders' equity
 (deficiency)...........  (213)  (1,074)  (6,011)  (13,703)  (27,323)  (18,685)
 Book value per weighted
  average share of
  common stock..........  (.02)    (.11)    (.60)    (1.37)    (2.73)    (1.78)

                                                                     THREE MONTHS
                                                                        ENDED
                              FISCAL YEAR ENDED MARCH 31,              JUNE 30,
                         -----------------------------------------  ---------------
                         1992    1993    1994      1995     1996     1995    1996
                         -----  ------  -------  --------  -------  ------  -------
                                          (AMOUNTS IN THOUSANDS)
OTHER COMPANY DATA:
 EBITDA(d).............. $(213) $ (851) $(1,941) $ (2,138) $(2,253) $ (757) $   649
 Capital expenditures
  and Company
  investments in
  Operating Companies
  and the South Florida
  Partnership(e)........    60   3,891    8,607    10,376   18,899   5,390    6,568
 Cash used in operating
  activities............  (184)   (725)  (2,121)   (2,130)    (833) (1,621)  (2,657)
 Cash (used in) provided
  by investing
  activities............   (60) (3,806)  (8,607)  (10,376) (18,899) (5,390)   5,050
 Cash provided by
  financing activities..   248   4,645   10,609    12,506   19,732   7,011  129,749

                                                                AS OF    AS OF
                                                              MARCH 31, JUNE 30,
                                                                1996      1996
                                                              --------- --------
NETWORK DATA (F):
 Networks in operation.......................................       13       13
 Cities served...............................................       19       19
 Network clusters............................................        3        3
 Networks under construction.................................        4        4
 Route miles.................................................    2,210    2,647
 Fiber miles.................................................  106,080  127,063
 Buildings connected.........................................      822      908
 LEC-COs collocated(g).......................................       44       69
 VGE circuits(h).............................................  186,292  279,864
 Switches and remote switch modules installed................        5        5

                                   FISCAL YEAR ENDED MARCH 31,     THREE MONTHS
                               -----------------------------------    ENDED
                                                                     JUNE 30,
                               1992  1993   1994    1995    1996       1996
                               ---- ------ ------- ------- ------- ------------
                                    (AMOUNTS IN THOUSANDS, EXCEPT EMPLOYEE
                                                 INFORMATION)
OTHER NETWORK AND OPERATING
DATA (I):
 Network revenues(j).......... $ 0  $  173 $ 1,028 $ 4,083 $12,186    $2,932
 Capital expenditures(k)......   0   2,559  27,445  33,522  57,290     7,814
 Fiber lease financings during
 period(l)....................   0   1,262   1,527  17,420   9,174     1,185
 Employees(m).................   4      20      40      95     155       155

- --------
(a) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest plus amortization of deferred financing costs and
    (ii) fixed charges consist of interest expensed and capitalized. For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995, the Company's earnings were insufficient to cover fixed charges by $0.2, $1.1, $4.8, $7.7, $13.8 and $3.1 million, respectively. For the three months ended June 30, 1996, the Company's earnings were sufficient to cover fixed charges $0.5 million.

(b) Pro forma interest expense assumes (i) repayment of $25.0 million of the Adelphia Note (as defined) at an interest rate of 11.28%, (ii) gross proceeds attributable to the issuance of the Senior Notes of $163.7 million, (iii) issuance of the Senior Notes at an interest rate of 13.0% and (iv) original issue discount attributable to the Warrants.
(c) On a pro forma basis, for the year ended March 31, 1996, the Company's earnings would have been insufficient to cover fixed charges by $35.5 million.
(d) EBITDA consists of net income (loss) before equity in net loss of joint ventures, gain on sale of investment, interest expense, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(e) For the fiscal years ended March 31, 1992, 1993, 1994, 1995, 1996 and the three months ended June 30, 1995 and 1996, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were, $0.1, $2.0, $3.1, $2.9, $6.1, $1.4 and $1.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were, $0.0, $1.9, $5.5, $7.5, $12.8, $4.0 and $4.8 million, respectively, for the same periods. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.
(f) Network Data is derived from the Company's records and presents information for the Operating Companies, but does not include information for the South Florida Partnership.
(g) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(h) Voice grade equivalent circuits.
(i) Except for employees as discussed in note (m) below, the data presented represent selected unaudited combined operating data of the Company's Operating Companies (including the Company's two wholly owned Operating Companies) and the South Florida Partnership, and do not include data of the Company on a stand alone basis.
(j) Includes the total of (i) the Operating Companies' revenues and (ii) the South Florida Partnership's revenues.
(k) Represents investments made by the Operating Companies (including investments made by Local Partners) and the South Florida Partnership in property, plant and equipment (including capitalized leases).
(l) Fiber Lease Financing (as defined) represents the incremental borrowings by the Operating Companies and the South Florida Partnership regarding fiber assets accounted for as capital leases for each period presented.
(m) Employees includes combined employees of the Operating Companies and the Company.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Unless otherwise stated or the context otherwise requires, the following information is as of June 30, 1996.

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs in its markets. Since its inception in October 1991, the Company has experienced substantial growth, building from its original two partnerships which served two markets to serving 13 markets and 19 cities through its 11 Operating Companies. Since June 30, 1996, the Company has added 2 markets, 14 cities and one Operating Company. The Operating Companies' customers are principally small, medium and large businesses and government and educational end users as well as IXCs. The Company is also building two additional networks which are expected to serve 3 additional cities and which it will manage and operate upon their expected completion during calendar 1996. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater coverage, lower upfront and ongoing costs and superior service and reliability.

  The Company's Operating Companies are made up of two wholly owned subsidiaries and 11 investments where the Company owns 50% or less as of June 30, 1996. Results of the wholly owned subsidiaries are consolidated into the Company's financial statements in this Prospectus. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less and the South Florida Partnership, until the date of sale, are recorded under the caption "Equity in net loss of joint ventures" in the Company's consolidated financial statements and results of operations in this Prospectus utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies and the South Florida Partnership are carried at cost, and subsequently are adjusted for the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses, additional capital contributions to the Operating Companies and the South Florida Partnership, and distributions from the Operating Companies and the South Florida Partnership to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network monitoring services. Management fees are determined by Local Partner Agreements and vary depending upon the market. Management fees are accounted for as revenues of the Company. To date, the Company's principal source of revenues has been derived through management fees from its Operating Companies.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of June 30, 1996, the Company's networks and networks under construction had approximately 2,647 route miles, approximately 127,063 fiber miles and were connected to approximately 908 buildings in 17 markets. The Operating Companies have also installed five switches or remote modules which serve five markets, and the Company has built its Network Operations and Control Center (the "NOCC") in Coudersport, Pennsylvania, which provides for remote control, monitoring and diagnosis of all of the Operating Companies' networks. Based on its review of information made publicly available by other CLECs, the Company believes it is the third largest CLEC in the United States based upon its Operating Companies' networks' route miles or buildings connected. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. The combined capital invested through June 30, 1996 in (i) the Operating Companies' networks, (ii) investments in the Company related to the NOCC and other activities and (iii) excluding investments in the South Florida Partnership has totaled approximately $149.5 million. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  The Company believes that as a result of the Telecommunications Act, the potential market for its services has expanded significantly. According to the Company's analysis of FCC data and its knowledge of the industry, the Company estimates that the market for traditional access services and switched services in its existing markets is approximately $4.8 billion. The Company plans to deploy switches or remote switching modules in the balance of its markets by the end of 1996 in order to more fully address this potential market opportunity. See "Business" and "Regulation."

RECENT DEVELOPMENTS

  Issuance of 13% Senior Discount Notes and Warrants. On April 15, 1996, the Company issued $329.0 million of 13% Senior Discount Notes due April 15, 2003, and 329,000 Warrants to purchase an aggregate of 613,427 shares of its common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to pay $25.0 million of the Note Payable-Adelphia, to make loans of $3.0 million to certain key Company officers and to be used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Senior Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Sale of Partnership Interest in the South Florida Partnership. On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in TCG South Florida to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of the sale date and for the three months ended June 30, 1996 were approximately $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Other Changes in Partnership Interests. As discussed below, the Company entered into agreements pursuant to which the Company's ownership interests in certain of the Operating Partnerships have increased in three markets. These transactions are consistent with the Company's goal to own at least a 50% interest in its Operating Partnerships in the future, and where appropriate the Company may consider similar transactions from time to time in its other markets. Following the completion of these transactions, Hyperion owned at least 50% of ten of its 17 then existing markets and markets under construction.

  Pursuant to a binding letter of intent with TKR Cable Company dated January 29, 1996, and a subsequent amendment to the related partnership agreement dated May 8, 1996, the Company has agreed to make additional capital contributions to its Louisville, Kentucky Operating Partnership (which will also operate the network under construction in Lexington, Kentucky) and as a result has increased its partnership ownership interest to 50%. The Company estimates that as of June 30, 1996, the required additional capital contributions will be approximately $2.3 million.

  Pursuant to a Purchase Agreement dated July 25, 1996, the Company purchased general and limited partnership interests in the Nashville, Tennessee Operating Partnership from InterMedia and Robin Media on August 1, 1996. The aggregate purchase price was approximately $5.0 million. As a result of this acquisition, the Company's ownership interest in this partnership was increased to 95%.

  National Service Agreement with Major IXC. The Company has entered into a National Service Agreement with AT&T pursuant to which the Company's networks will be the IXC's preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published incumbent LEC rates. The National Service Agreement is in effect in all of the Company's markets. The Company believes that only four other CLECs have comparable National Service Agreements and have passed AT&T's network validation tests and operational readiness testing.

RESULTS OF OPERATIONS

 Three Months Ended June 30, 1996 in Comparison with Three Months Ended June 30, 1995

  Revenues increased 61% to $1.1 million for the three months ended June 30, 1996 from $0.7 million for the same quarter in the prior fiscal year. Growth in revenues of $0.3 million resulted from continued expansion in the number and size of Operating Companies and the resultant increase in management fees. Revenues from the Vermont Operating Company increased $0.1 million due to increases in the customer base.

  Network operations expense increased 37% to $0.9 million for the three months ended June 30, 1996 from $0.6 million for the same quarter in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC, due to the increased number and size of the Operating Companies resulting in increased employee related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 24% to $1.0 million for the three months ended June 30, 1996 from $0.8 million for the same quarter in the prior fiscal year. Corporate and NOCC overhead increased to accommodate the growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 178% to $0.7 million during the three months ended June 30, 1996 from $0.3 million for the same quarter in the prior fiscal year primarily as a result of increased amortization of $0.3 million in connection with the issuance of the 13% Senior Notes and Warrants, and increased depreciation resulting from higher capital expenditures at the NOCC and the wholly owned Operating Companies.

  Gain on sale of investment recognized in the three month period ended June 30, 1996 was $8.4 million. On May 16, 1996 the Company completed the sale of its 15.7% partnership interest in TCG South of Florida to Teleport Communications Group Inc. for an aggregate sales price of $11.6 million, resulting in a pre-tax gain of $8.4 million.

  Interest income for the three months ended June 30, 1996 increased by $1.4 million from the same quarter in the prior fiscal year as a result of interest earned on the proceeds of the 13% Senior Notes and Warrants.

  Interest expense and fees increased 365% to $6.2 million during the three months ended June 30, 1996 from $1.3 million for the same period in the prior fiscal year. The increase was directly attributable to $4.9 million of interest associated with the 13% Senior Notes partially reduced by lower affiliate interest expense due to decreased borrowings from Adelphia.

  Equity in net loss of joint ventures increased by 105% to $1.6 million during the three months ended June 30, 1996 from $0.8 million for the same quarter in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the Operating Companies for the three months ended June 30, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and managment of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated Operating Companies paying management fees to the Company increased from nine at June 30, 1995 to eleven at June 30, 1996. These Operating Companies and networks under construction paid management and monitoring fees to the Company aggregating approximately $0.8 million for the three months ended June 30, 1996, an increase of approximately $0.3 million over the same quarter in the prior fiscal year. The Operating Companies' net losses, including networks under construction, for the three months ended June 30, 1996 aggregated approximately $3.6 million as compared to $1.7 million for the comparable prior period.

  Net (loss) income increased from ($3.1) million for the three months ended June 30, 1995 to $0.6 million for the same quarter in the current fiscal year. The increase was primarily attributable to higher interest income and the gain recognized for the sale of the Company's investment in TCG of South Florida, partially reduced by greater interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization.

  EBITDA increased to $0.6 million for the three months ended June 30, 1996 from ($0.8) million for the same quarter in the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were offset by increased operating costs. The increase in interest income of $1.4 million resulted from the investment of cash and cash equivalents generated from the issuance of the Senior Notes and Warrants. EBITDA consists of net (loss) income before equity in net loss of joint ventures, gain on sale of investment, interest expense, income taxes, depreciation and amortization for the periods presented. It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. However, it is not intended to represent cash flow or result of operations in accordance with generally accepted accounting principles.

 Fiscal 1996 in Comparison with Fiscal 1995

  Revenues increased 92.1% to $3.3 million for the year ended March 31, 1996 ("Fiscal 1996") from $1.7 million for the prior fiscal year. Approximately $1 million of the increase resulted from continued expansion in the number and size of Operating Companies and the resulting increase in management fees, and $0.6 million of the increase resulted from the Company's first wholly owned Operating Company, which operates in the Vermont market (the "Vermont Operating Company"), generating revenues during the entire fiscal year.

  Network operations expense increased 94.6% to $2.7 million in Fiscal 1996 from $1.4 million for the prior fiscal year. Approximately $0.8 million of the increase was attributable to the Vermont Operating Company reporting expenses relating to its operations for the entire fiscal year and $0.4 million was attributable to the expansion of operations at the NOCC, including systems upgrades.

  Selling, general and administrative expense increased 22% to $3.1 million in Fiscal 1996 from $2.5 million for the prior fiscal year. Of the increase, approximately $0.4 million was attributable to corporate overhead increases to accommodate the growth in the number of Operating Companies managed by the Company, and $0.1 million was attributable to the full twelve-months of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased 156% to $1.2 million in Fiscal 1996 from $0.5 million for the prior fiscal year primarily as a result of increased capital expenditures at the Vermont Operating Company and the NOCC.

  Interest expense and fees increased 83% to $6.1 million in Fiscal 1996 from $3.3 million for the prior fiscal year. The increase was directly attributable to increased borrowings from Adelphia which were used to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by 139% to ($4.3) million in Fiscal 1996 from ($1.8) million for the prior fiscal year as two more nonconsolidated Operating Companies began operations. The net loss for the nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1996 aggregated approximately ($14.5) million. The net losses of the Operating Companies for the year ended March 31, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated Operating Companies paying management fees to the Company increased from nine at March 31, 1995 to eleven at March 31, 1996. Such eleven Operating Companies and the networks under construction paid management and monitoring fees to the Company aggregating approximately $2.4 million for Fiscal 1996, an increase of approximately $1.1 million over Fiscal 1995.

  Net income (loss) increased from ($7.7) million for Fiscal 1995 to ($13.6) million for the current fiscal year. The increase was primarily attributable to greater interest expense, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization, as noted above.

  EBITDA decreased 5% to ($2.3) million in Fiscal 1996 from ($2.1) million for the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were more than offset by increased operating costs.

 Fiscal 1995 in Comparison with Fiscal 1994

  Revenues increased 315% from $0.4 million to $1.7 million from the year ended March 31, 1994 ("Fiscal 1994") to the year ended March 31, 1995 ("Fiscal 1995"). Approximately $1.0 million of the increase in revenues resulted from growth in the number of Operating Companies and the resulting management fees. The number of nonconsolidated Operating Companies paying management fees to the Company increased from three at March 31, 1994 to nine at March 31, 1995. Approximately $.2 million of the increase was due to the Vermont Operating Company which commenced operations during Fiscal 1995.

  Network operations expense increased 319% from $0.3 million in Fiscal 1994 to $1.4 million in Fiscal 1995. Approximately $0.8 million of the increase was the result of the expansion of the Company's NOCC staff and technical resources staff required to support an increasing number of Operating Companies that were operating during Fiscal 1995 and the expansion of the Vermont Operating Company staff.

  Selling, general, and administrative expense increased 23% from $2.0 million in Fiscal 1994 to $2.5 million in Fiscal 1995. The change was primarily due to increases in accounting, regulatory and marketing personnel to support increased management and monitoring operations and, to a lesser extent, to additional personnel and related costs for the commencement of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased by 145% from $0.2 million in Fiscal 1994 to $0.5 million in Fiscal 1995. Approximately two-thirds of the increase was attributable to the addition of telecommunications monitoring equipment totaling $1.5 million and the expansion of the telecommunications networks in the Company's wholly owned Operating Companies.

  Interest expense and fees increased by 53% from $2.2 million in Fiscal 1994 to $3.3 million in Fiscal 1995. The increase was primarily due to the increase in borrowings from Adelphia to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by ($1.3) million from ($0.5) million in Fiscal 1994 to ($1.8) million in Fiscal 1995. The increase was primarily due to the six nonconsolidated Operating Companies beginning operations in Fiscal 1995, resulting in a total of nine nonconsolidated Operating Companies at year end. The net loss for such nine Operating Companies and the South Florida Partnership for the year ended March 31, 1995 was approximately ($7.3) million. The net losses of the Operating Companies for Fiscal 1995 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network. The nine nonconsolidated Operating Companies and networks under construction paid the Company an aggregate of approximately $1.3 million in management and monitoring fees for Fiscal 1995, an increase of $1.0 million over Fiscal 1994.

  Net income (loss) increased ($3.0) million from ($4.7) million in Fiscal 1994 to ($7.7) million in Fiscal 1995. This increase was primarily the result of the increase in the Company's operating loss, greater interest expense and increased equity in the net losses of the Company's joint ventures, as noted above.

  EBITDA decreased by $0.2 million or 10% from ($1.9) million in Fiscal 1994 to ($2.1) million in Fiscal 1995. This decrease was the result of increasing expenses incurred in advance of new networks becoming operational, which more than offset increased revenues.

SUPPLEMENTARY OPERATING COMPANY REVENUE ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company has entered into nine joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of all of the Company's networks, management of the Company analyzes a variety of financial information including revenues. Revenues of the Operating Companies indicate the level of activity in the Company's networks. Capital expenditures of the Operating Companies along with network construction statistics, such as route miles and buildings connected, indicate the extensiveness of the Company's construction and expansion efforts in those markets. The financial information set forth below, however, is not indicative of the Company's overall financial position and investors should not place undue reliance on such information when considering an investment in the Senior Notes.

  The Operating Companies have shown substantial growth in revenues since the Company's inception in October 1991. Total combined revenues for the Operating Companies has increased approximately 83% from approximately $1.6 million for the three months ended June 30, 1995 to $2.9 million during the three months ended June 30, 1996. The Operating Companies' revenues for the fiscal quarter ended March 31, 1996 were approximately $2.4 million. There can be no assurance, however, that the Operating Companies will continue to experience revenue growth at this rate, or at all. See "Risk Factors--Negative Cash Flow and Operating Losses; Limited History of Operation." Furthermore, there can be no assurance that the Company will be able to benefit from such growth in revenues if such growth occurs. See "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."

                                                           REVENUES
                                              ----------------------------------
                                                                   THREE MONTHS
                                                                   ENDED JUNE 30
                                              FISCAL FISCAL FISCAL
CLUSTER                                        1994   1995   1996   1995   1996
- -------                                       ------ ------ ------ ------ ------
                                                    (AMOUNTS IN THOUSANDS)
Northeast....................................  $706  $1,492 $3,991 $  796 $1,271
Mid-Atlantic.................................     4     288    735    175    345
Mid-South....................................    --      70    473     75    239
Other Networks...............................   255   1,401  2,564    555  1,077
                                               ----  ------ ------ ------ ------
  Total......................................  $965  $3,251 $7,763 $1,601 $2,932
                                               ====  ====== ====== ====== ======

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $3.1 million, $2.9 million and $6.1 million for Fiscal 1994, Fiscal 1995 and Fiscal 1996, respectively and $1.4 million and $1.8 million for the three months ended June 30, 1995 and 1996, respectively. Further, investments made in the Company's nonconsolidated Operating Companies and the South Florida Partnership by the Company were $5.5 million, $7.5 million and $12.8 million in Fiscal 1994, Fiscal 1995 and Fiscal 1996, respectively, and $4.0 million and $4.8 million for the three months ended June 30, 1995 and 1996, respectively. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business. See "Risk Factors--Significant Future Capital Requirements."

  Through June 30, 1996, Adelphia had made loans and advances totaling approximately $64.8 million, including accrued interest, in the Company and $6.7 million in fiber network construction leased to certain Operating Companies. During April 1996, the Company repaid $37.8 million of such loans and advances. In addition, Local Partners have invested approximately $57.4 million as their pro rata investment in those networks. These amounts exclude previous investments in the South Florida Partnership which were sold on May

16, 1996. These partners have also provided additional capital of $20.6 million for the construction of the Company's networks through the partnership agreements by funding the fiber construction of the network and leasing the fiber to the partnership under long-term, renewable agreements. Collectively, Adelphia's and the Company's partners' investments and the Fiber Lease Financings have totaled $149.5 million from the Company's inception through June 30, 1996.

  The Company has experienced negative cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. See "Risk Factors--Negative Cash Flow and Operating Losses; Limited History of Operations." For the fiscal years ended March 31, 1994, 1995 and 1996, cash used in operating activities totalled $2.1 million, $2.1 million and $.8 million, respectively, cash used in investing activities totalled $8.6 million, $10.4 million and $18.9 million, respectively, and cash provided by financing activities totalled $10.6 million, $12.5 million and $19.7 million, respectively. For the three month periods ended June 30, 1995 and 1996, cash used in investing activities totalled $5.4 million and cash provided by investing activities totalled $5.1 million, respectively. Cash provided by financing activities totalled $7.0 million and $129.7 million, respectively, for the three month periods ended June 30, 1995 and 1996. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  The Company repaid $25.0 million of its indebtedness to Adelphia from the proceeds of the Offering on April 15, 1996. As of April 15, 1996, approximately $26.1 million of outstanding indebtedness owed to Adelphia was evidenced by an unsecured subordinated note due April 16, 2003, that accrues interest at 16.5% and is subordinated to the Senior Notes. Interest on the subordinated note is payable quarterly in cash, through the issuance of identical subordinated notes, or in any combination thereof, at the option of the Company. Also, proceeds from the Offering were used on April 29, 1996 to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totalling $12.8 million incurred during the period January 1, 1996 to April 15, 1996, which amounts had been funded during the same period through advances from Adelphia. See "Certain Relationships and Transactions."

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the deployment of switches in all of its operating markets by the end of 1996, the expansion of existing markets and the construction and development of new markets. Expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to build networks in approximately ten additional markets by the end of 1997. The Company estimates that it will require approximately $110 million to $115 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and to make investments in existing and new Operating Companies during calendar 1996 and 1997. The Company expects that it will have adequate resources to fund such expenditures through the proceeds from the sale of the Units and internal sources of funds including cash flow from operations. The Company also expects to raise additional capital through a private or public equity placement in the next 12 to 18 months. There can be no assurance, however, as to the availability of funds from internal cash flow or from the private or public equity markets. See "Risk Factors--Significant Future Capital Requirements." On May 16, 1996, the Company sold its interests in the South Florida Partnership and increased its interests in three other markets. See "Prospectus Summary--Recent Developments."

  In addition, the Company expects that pro rata investments by the Company and its Local Partners as well as Fiber Lease Financings and anticipated vendor financings will be adequate to fund the requirements of the Operating Companies for capital expenditures, operating losses and working capital for existing networks, networks currently under construction and certain of the Company's planned additional markets during calendar years 1996 and 1997. There can be no assurance as to the availability of funds from internal cash flow, the Local Partners or other external sources or as to the terms of such financings. In addition, the Indenture provides certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies.

EFFECT OF NEW ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, the Company reviews the carrying amounts of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. The adoption of SFAS No. 121 in the year ended March 31, 1995 had no effect on the consolidated financial statements of the Company.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

                                   BUSINESS

INDUSTRY HISTORY

  Deregulation, technological change and the increasingly information intensive nature of the United States economy have significantly expanded the role of telecommunications in business. In particular these changes have accelerated the growth of certain aspects of the telecommunications market. For example, industry sources estimate that voice traffic is growing at a rate of approximately seven percent per year while data communications are growing at three to five times that rate due to the increase in computerized transaction processing and video applications, the movement to distributed data processing and the rise of decentralized management structures, all of which require the transmission of large amounts of information with speed, accuracy and reliability.

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture facilitated direct, open competition in the long distance segment of the telecommunications market; however, it did not promote competition in the local telecommunications market. Nonetheless, several factors have served to promote competition in the local telecommunications market and the emergence of competitive access providers ("CAPs"), including
(i) the incumbent LECs' monopoly position and regulated pricing structure, which provided little incentive for incumbent LECs to reduce prices, improve service or upgrade their networks, (ii) customer demand for an alternative to the incumbent LEC monopoly, which demand grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technologies (such as ATM and SONET), which combined the ability to transmit voice, data and video at high speeds with greatly increased capacity and reliability as compared to the incumbent LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs are required to pay to incumbent LECs for originating and terminating calls on the incumbent LEC networks.

  Established in the mid 1980s, CAPs were among the first competitors in the local telecommunications market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXCs POPs within a metropolitan area and, in some cases, connecting end users (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of a higher quality than could be obtained from incumbent LECs. In addition, CAPs offered customers shorter installation and repair intervals and improved service reliability in comparison to incumbent LECs.

  The Telecommunications Act, which was adopted on February 8, 1996, is considered to be the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934 and will substantially affect the development of competition for local telephone services. Among the more significant provisions of the Telecommunications Act are (i) the removal of legal barriers to entry in local telephone markets,
(ii) the requirement that incumbent LECs "interconnect" with competitors,
(iii) the establishment of procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) the relaxation of the regulation of telecommunication services provided by incumbent LECs and others and (v) the establishment of a subsidy mechanism for the preservation of universal telephone service. The Company believes the Telecommunications Act will position the competitive local telecommunications business for significant growth as CAPs evolve into CLECs by expanding their networks and service offerings. Of the $32 billion of access fees paid by IXCs to LECs in 1994, CAPs accounted for $294 million, or less than 1%. The Company expects that the anticipated entry of incumbent LECs into the long distance business will increase this penetration rate if IXCs seek alternatives to incumbent LECs as sources of access to their customers. BOCs entering the inter-exchange market also may use CAP facilities in areas outside their home regions. Regulatory reform, together with increasing customer demand, will create more opportunities for CLECs to introduce additional services, expand their networks and address a larger customer base. The Company believes that these changes afford CLECs the potential to grow significantly over the next several years. The Company believes, based on data compiled by the FCC, that the passage of the Telecommunications Act combined with earlier state regulatory developments have increased the potential market for CLECs from approximately $26.3 billion to approximately $97.1 billion annually due to the opening of the market for switched services. This new market opportunity will permit CLECs to offer a full range of local telecommunications services including local dial tone, local calls, custom calling features and intraLATA toll services for both business and residential customers. See "Competition" and "Regulation--Overview."

THE COMPANY

  Hyperion is a leading CLEC that designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. Based on its review of information made publicly available by other CLECs, the Company believes it operates one of the three largest CLECs in the United States based upon route miles and buildings connected. The Company's networks work in conjunction with IXCs such as AT&T, MCI, Sprint, WorldCom and others in order to offer small, medium and large businesses, government and education end users a broad array of integrated, high quality voice, video and enhanced data communications services. The Company, through its 13 networks, currently offers traditional access services and has also installed switches or remote switching capability in five of its networks and plans to offer switched services, including customer dial tone, in all of its operating markets by the end of 1996. Four of the Company's networks also offer enhanced data services to their customers such as frame relay and ATM data transport. These services, along with the long distance services provided by IXCs, enable the Company to provide an integrated telecommunications service offering to network customers that is more reliable, has a superior level of service and is priced lower relative to that of the incumbent LECs in the markets served by the Company's networks.

  As of June 30, 1996, the Company managed and operated 13 networks which were primarily clustered in three regions located in the eastern half of the United States and which served 19 cities with populations from at least 25,000 to more than 600,000. The Company also has four new networks under construction which will serve 17 additional cities and will be managed and operated by the Company upon their expected completion in calendar year 1996. Eleven of the Company's networks and three of its networks under construction are owned in partnership with several major cable television operators including Tele-Communications, Inc., Time Warner/Newhouse, Continental Cablevision, TKR Cable, Lenfest Communications, InterMedia Partners and Multimedia/Gannett, and an electric utility, PECO Energy, owner of the Philadelphia Electric Company. The Company believes that working with Local Partners significantly reduces the cost and time in developing a network through utilization of existing cable or utility facilities. The remaining two operating networks and one network under construction are wholly owned by the Company and lease fiber capacity from Adelphia to achieve similar time and cost savings in developing the networks. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  The Company has targeted markets primarily in the eastern half of the United States where it can leverage the Company's existing network infrastructure and take advantage of the economies of scale associated with operating networks in contiguous markets. Since the Company's inception in October 1991 through June 30, 1996, the Company and its partners have invested approximately $149.5 million to build and develop the overall network infrastructure. As of June 30, 1996, the Company's 13 operating networks served 19 cities, and along with the four networks under construction, included approximately 2,674 route miles of fiber optic cable and were connected to approximately 908 buildings. The Company intends to increase the density of its existing network clusters and expand into new geographical markets or clusters through the construction of approximately ten additional networks by the end of 1997. The Company will continue to focus on developing networks in conjunction with Local Partners and managing and operating these networks on behalf of the Operating Companies. The Company's goal for future partnerships is to maintain at least a 50% equity interest in these networks. The Company has recently entered into a partnership agreement amendment with TKR and an agreement with InterMedia and increased its equity interests to 50% in the Louisville and Lexington markets and to 95% in the Nashville market. Following the completion of these transactions, Hyperion owned at least 50% of ten of its 17 then existing markets and markets under construction. See "Prospectus Summary--Recent Developments."

COMPANY STRATEGY

  The Company, through its networks, is a leading provider of integrated local telecommunications services to small, medium and large businesses, government and educational end users and IXCs in its existing markets. The Company differentiates its service offering by partnering with local cable television operators and utility companies to develop networks that will provide customers with greater market coverage, lower costs and superior service. The Company's networks leverage the IXCs' name recognition and reputation for quality and reliability by becoming preferred suppliers for IXCs of local telecommunications services in the Company's markets. The IXCs market their long distance services in conjunction with the Company's local service offerings to provide end users with a fully integrated telecommunications service offering in all of the Company's operating markets. Principal elements of the Company's network, market and customer strategies include:

 Network Strategy

  Develop a Rapid Entry/Low Cost Approach with Local Partners. The Company works with a Local Partner in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building the fiber optic network with a cable television system or utility system which the Company believes reduces the cost of aerial fiber construction by approximately 62%, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) enabling the Company to leverage the Local Partners' experience and capabilities for building and maintaining fiber optic cables thereby significantly reducing the upfront and ongoing costs of a fiber optic network. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners provide most of the funds for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements. The partnership purchases and owns the electronic and customer premises equipment associated with the networks.

  The Company is able to lower the cost of building fiber optic networks by working with Local Partners who own existing communications networks and organizations that design, build and maintain these networks. The Company achieves savings in the design, construction and maintenance of these fiber optic networks because a substantial portion of these activities are shared with existing efforts of the Local Partner. A significant portion of the upfront savings is achieved in the construction of the fiber optic network. The Company believes that, based upon its experience of building fiber optic networks with Local Partners, the Company is able to achieve approximately a 62% reduction in aerial fiber optic construction costs versus constructing an aerial fiber optic network without a Local Partner. The Company estimates that approximately 70% of its network construction will be aerial and that the Company can achieve similar savings in underground construction where conduit is available. These estimates are based upon historical experience, and there can be no assurance that the Company will be able to achieve similar results in future efforts. These cost savings are achieved primarily through the sharing of pole attachment costs ("Pole Attachment Costs") and the elimination of costs of the engineering and rearrangement of cables to prepare telephone poles for the attachment of new fiber optic cable ("Make Ready Costs"). An analysis of the estimated cost savings for the Company for one mile of aerial construction is set forth in the following table.

COSTS                       WITH LOCAL PARTNER WITHOUT LOCAL PARTNER
- -----                       ------------------ ---------------------
                                           (AMOUNTS IN THOUSANDS)
Make Ready Costs...........       $ 0.0(a)             $18.0(b)
Pole Attachment Costs......         3.4(c)               5.0
Fiber Costs................         8.0(d)               8.0
Splicing Costs.............         0.6(e)               0.6
                                  -----                -----
  Total....................       $12.0(f)             $31.6
                                  =====                =====

- --------
(a) Assumes a fiber overlash of existing cable plant.
(b) Assumes an average cost of $200 per pole, 40 poles per mile, to move the telephone and cable television wires in the communications space and the replacement of two poles per mile.
(c) Assumes the payment of a pro rata portion (approximately 33%) of such costs by the Local Partner with respect to capacity to be available for such partner's use.
(d) Represents the cost of the Operating Company's fiber that is installed on the pole.
(e) Represents the cost of cutting and integrating new fiber components.
(f) In the above analysis, this would be the amount amortized by an applicable Fiber Lease Financing between an Operating Company and its Local Partner.

  Build Broad Network Coverage. The Company intends to build substantially larger networks than the networks of the CLECs it competes with in its markets. As of June 30, 1996, in all of the markets in which the Company and its networks operate, management believes that the Company has the broadest network coverage in terms of route miles of any of its CLEC competitors. The Company believes that expanded network coverage will enable the Company to (i) provide broader and more reliable coverage for network customers, (ii) carry a greater amount of traffic on its own networks rather than on the networks of other carriers thereby increasing the Company's revenues and profit margins,
(iii) increase the potential market available to the Company due to the greater number of buildings, LEC-COs and customers that the Company's networks can service, (iv) improve the value of the Company's networks to IXCs, cellular providers and new telecommunications providers such as PCS operators that need wide backbone coverage, (v) offer services in areas where there are fewer potential

CLECs with facilities and (vi) leverage the fixed cost structure of the Company's networks, particularly with regard to network electronics such as switches.

 Market Strategy

  Expansion through Development of Network Clusters. The Company's networks are located primarily in the eastern half of the United States. The Company expects to continue to focus on this region due to the eastern location of the Company's existing networks and the Company's NOCC and headquarters. The Company also believes that the eastern half of the United States, particularly the Northeast, has greater concentrations of large business, government and education end users and telecommunications traffic. The Company intends to build networks in ten additional markets located near existing clusters or in one or more new clusters by the end of 1997. Management believes that there are significant operating and marketing advantages to locating its networks in clusters. Clustering enables the Company to (i) take advantage of economies of scale in management, construction, network operations and sales and marketing,
(ii) optimize the networks' switching capacity by utilizing remote switch capacity in nearby cities that do not have switches, (iii) offer services to lower density traffic areas in which the Company's networks are less likely to face strong competition from incumbent LECs and other CLECs and (iv) increase the networks' ability to offer highly reliable, end-to-end connectivity on a regional basis. The Company also believes that creating regional networks will enable the Company to gain a greater share of higher margin long distance transport traffic.

 Customer Strategy

  Develop Strategic Relationships with IXCs. The Company, through its networks, provides customers with an integrated, one-stop shopping approach to their telecommunications needs through its strategic relationships with IXCs such as AT&T, MCI, Sprint, WorldCom and others. The goal of these relationships is for the Company's networks to offer their local services in conjunction with the long distance services of these relationship IXCs. Management believes that working in partnership with IXCs instead of as a competitor will be attractive to IXCs and enable the Company to (i) utilize extensive market information from the IXCs regarding traffic patterns and building requirements to more optimally construct and extend its networks,
(ii) work closely with IXC account teams to provide an integrated service approach to end users, (iii) increase market penetration by capitalizing on the IXCs' name recognition and (iv) lower sales and marketing costs by utilizing the extensive marketing resources and salesforce of the IXCs to market the networks' products and services. In pursuing this strategy, the Company has entered into the National Service Agreement with a major IXC pursuant to which the Company's networks will be the IXC's preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to the IXC at a discount from the tariffed or published LEC rates. The National Service Agreement is currently in effect in all of the Company's markets. See "Prospectus Summary--Recent Developments."

  Expand Enhanced Service Provider Offerings. Four of the Company's networks operate in partnership with !NTERPRISE, a leading, nationwide network integrator that designs, develops and deploys state-of-the-art data networks (including both network services and equipment) to support and enhance the information systems with which the networks' customers operate their businesses. Pursuant to the partnership agreements, !NTERPRISE co-markets enhanced services, including frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services to the networks' customers in the networks' respective markets. The Company believes that the partnerships with !NTERPRISE provide the opportunity to offer network customers a full complement of enhanced services more rapidly and without the Company incurring the cost and overhead of establishing its own nationwide enhanced services marketing, sales and installation effort. The Operating Companies intend to enter into additional agreements with !NTERPRISE and other service integrators in the future.

COMPANY SERVICES

 Traditional Access Services

  Special Access and Private Line Services. Non-switched dedicated connections, including high capacity interconnections between (i) POPs of an IXC, (ii) the POPs of different IXCs, (iii) large end users and their selected IXCs and (iv) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Collocated Special Access Services. A dedicated line carrying switched transmissions from the IXC POP, through the LEC-CO to the end user.

  Switched Access Transport Services. A dedicated line carrying switched transmissions from the LEC-CO to an IXC POP.

  Long Distance Transport Services. Non-switched, high capacity interconnection services sold on a wholesale basis to IXCs and cellular and PCS operators.

 Switched Services

  Local Exchange Services. Switched services providing dial tone to business customers.

  Long Distance Services. Switching and transport of interexchange traffic, including voice, data and video billed on a minutes-of-use basis. The Company intends to offer this service to its customers in conjunction with IXCs with which it has developed strategic relationships.

 Enhanced Services

  The Company and the Operating Companies currently offer, or intend to offer, their customers a broad array of high bandwidth, enhanced data services, including frame relay, ATM transport services, business Internet access and high speed video conferencing. Operating Companies currently offer some of those services to customers in four markets through partnerships with !NTERPRISE. !NTERPRISE is a wholly owned subsidiary of US West that provides enhanced data services to end users throughout the country. The Company intends to service additional markets through joint ventures with !NTERPRISE or other enhanced service providers. See "--Customer Strategy."

MARKET SIZE

  The following table sets forth the Company's estimate, based upon an analysis of industry sources including industry projections and FCC data, of the market size in the Company's current operating markets and markets under construction for the services the Company offered in calendar year 1995. The estimates, however, do not include estimates for long distance transport and enhanced services which the Company expects will provide substantial revenue opportunities. See "--Company Services." There is currently limited direct information relating to these markets and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. Management believes that these estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that these estimates will not vary substantially from the actual market data. Investors should not place undue reliance on this information in making an investment decision.

                              TRADITIONAL                       TOTAL REVENUE(B)
CLUSTER                    ACCESS SERVICES(A) SWITCHED SERVICES    POTENTIAL
- -------                    ------------------ ----------------- ----------------
                                           (AMOUNTS IN MILLIONS)
Northeast.................       $ 67.9           $1,591.2          $1,659.1
Mid-Atlantic..............        109.3            1,884.5           1,993.8
Mid-South.................         28.1              600.9             629.0
Other Networks............         23.4              480.4             503.8
                                 ------           --------          --------
  Total...................       $228.7           $4,557.0          $4,785.7
                                 ======           ========          ========

- --------
(a) Excludes long distance transport.

(b) Excludes the potential market for enhanced services.

THE COMPANY'S MARKETS

 Overview

  The Company currently manages and operates 13 networks. The networks are owned by the Operating Companies, eight of which are Operating Partnerships and three of which are Operating Corporations. Two of the Operating Corporations are wholly owned subsidiaries of the Company. The Company manages and operates these networks through a combination of local management and through the Company's headquarters and NOCC in Coudersport, Pennsylvania, and the Company's marketing offices in Pittsburgh, Pennsylvania. The following operating network market statistics are as of June 30, 1996.

OPERATING NETWORK MARKET STATISTICS

                                 DATE      HYPERION
COMPANY MARKETS             OPERATIONAL(A) INTEREST        LOCAL PARTNERS
- ---------------             -------------- --------   -------------------------
OPERATING NETWORKS
- ------------------
    Northeast Cluster
Albany, NY(b).............       2/95        50.0%    Time Warner/Newhouse
Binghamton, NY(b).........       3/95        20.0     Time Warner/Newhouse
Buffalo, NY...............       1/95        40.0     Tele-Communications, Inc.
                                                      Time Warner/Newhouse
Syracuse, NY(b)...........       8/92        50.0     Time Warner/Newhouse
Vermont...................      11/94       100.0     (c)
   Mid-Atlantic Cluster
Charlottesville, VA.......      11/95       100.0     (c)
Harrisburg, PA............       4/95        50.0     Lenfest Communications
New Brunswick, NJ.........      11/95        19.7     TKR Cable(d)
Richmond, VA..............       9/93        37.0     Continental Cablevision
    Mid-South Cluster
Louisville, KY............       3/95        50.0(e)  TKR Cable
Nashville, TN.............      11/94        95.0(e)  InterMedia Partners
      Other Networks
Jacksonville, FL..........       9/92        20.0     Continental Cablevision
Wichita, KS...............       9/94        49.9     Multimedia/Gannett
NETWORKS UNDER
CONSTRUCTION(F)
- ---------------
   Mid-Atlantic Cluster
Morristown, NJ............       1996(g)     19.7     TKR Cable(d)
Philadelphia, PA..........       1996(g)     50.0     PECO Energy
Scranton/Wilkes-Barre, PA.       1996(g)    100.0     (c)
    Mid-South Cluster
Lexington, KY.............       1996(g)     50.0(e)  TKR Cable

- --------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP; (ii) the network is capable of accepting traffic from IXCs and end users; (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber rings have been completed.

(b) The interests in the Albany, Binghamton and Syracuse markets are all owned by one Operating Partnership.

(c) Adelphia or its affiliate leases 100% of the fiber capacity to the Operating Companies in these markets.

(d) Sutton Capital Associates also owns a minority interest.

(e) The Company's interest in these markets has recently changed. See "Prospectus Summary--Recent Developments."

(f) The Company has entered into binding agreements with respect to the construction of these networks.

(g) The Company expects each of these networks to be operational between August 1996 and December 1996.

CLUSTER STATISTICS(A)

                                                                       LATEST
                                     ROUTE  FIBER  BUILDINGS           QUARTER
CLUSTER                              MILES  MILES  CONNECTED VGES(B) REVENUES(C)
- -------                              ----- ------- --------- ------- -----------
Northeast...........................   937  44,990    265     94,608   $1,271
Mid-Atlantic........................   699  33,557    189     59,088      345
Mid-South...........................   364  17,472    157     36,408      239
Other Networks......................   647  31,044    297     90,360    1,077
                                     ----- -------    ---    -------   ------
  Total............................. 2,647 127,063    908    279,864   $2,932
                                     ===== =======    ===    =======   ======

- --------
(a) Non-financial information is as of June 30, 1996.

(b) Voice grade equivalents circuits.

(c) Latest Quarter Revenues is for the Operating Companies for the quarter ended June 30, 1996.

OPERATING AGREEMENTS

  Generally, subsidiaries of the Company enter into partnership agreements with Local Partners to take advantage of the benefits of building networks in conjunction with local cable television or utility operators. The typical Operating Partnerships are formed and operated pursuant to three key agreements: (i) a partnership agreement between the Company or one of its wholly owned subsidiaries and a cable television operator or electric utility (the "Local Partner Agreement"); (ii) a fiber capacity lease agreement between the Local Partner and the Operating Partnership (the "Fiber Lease Agreement"); and (iii) a management agreement between the Operating Company and the Company or one of its subsidiaries (the "Management Agreement"). One of the Operating Partnerships and two of the Operating Corporations have also entered into agreements with !NTERPRISE, a wholly owned subsidiary of US West, to co-market enhanced services.

 Local Partner Agreements

  Each Local Partner Agreement establishes the structure of the applicable Operating Partnership by determining, among other things, the partner's capital contribution requirements, capital structure, purpose and scope of business activities, transfer restrictions, dissolution procedures, duration and competition restrictions, as well as the voting and buy/sell rights and rights of first refusal of the partners of the Operating Partnership.

  Ownership and Capital Contributions. The initial capital contributions and percentage of ownership of the Operating Partnerships vary. Some of the Local Partner Agreements establish maximum capital contributions such that each partner's ultimate aggregate capital contribution is determined at the Operating Partnership's inception. Initial capital contributions are paid on an installment basis as determined by a management committee. Unless a majority vote of the partners determines otherwise, capital contributions in excess of the initial capital contribution are not required. Generally, the percentage of ownership is also fixed at the Operating

Partnership's inception. Absent an agreement by the partners, generally, the only circumstances that result in the dilution of such partner's ownership interest are a partner's failure to make a capital contribution or its failure to exercise a right of first refusal.

  Matters Requiring a Vote. Most partner votes of an Operating Partnership require only a majority vote; however, a unanimous vote of the partners is required for, among other things, expansion of the scope of the business activities in the defined business area, admission of additional partners and merger or consolidation with any other entity if the Operating Partnership is not the surviving entity.

  Distributions. Generally, the Local Partner Agreements allow for distributions to the partners; however, the Local Partner Agreements vary with regard to the procedure for determining if, when and how much of a distribution should be made. In one Local Partnership Agreement, the Company, through its affiliate, controls such determinations. In the remaining Local Partner Agreements, the partners or the partnership's Managing Committee makes such determinations by either majority approval or unanimous consent.

  Transfer of Ownership. The Local Partner Agreements generally prohibit the transfer of partnership interests, including most changes in control. Generally, transfers of entire partnership interests to subsidiaries of a partner's parent corporation and the sale or disposition of all or substantially all of the stock or assets of a partner's parent are expressly permitted in the typical Local Partner Agreement.

  Rights of First Refusal; Buy/Sell Agreements. The partners of most of the Operating Partnerships also retain certain rights of first refusal and buy/sell rights. Generally, after a specified period of time, either partner may transfer its interest to an unrelated third party if such partner first offers its interest to the other partner at the same terms and the other partner elects not to purchase the interest. In addition, in most of the Operating Partnerships, either partner can, after a specified period of time, make an offer to the other partner(s) to sell its own interest. Within 30 days of submitting a price, the other partner must respond to the offer indicating its election to either accept the offer to buy or sell at the offered price. Certain partners in two of the partnerships have the right after a specified period of time to put their interest in the respective partnership (i) to the other partners at an amount equal to the fair market value of such partner's interest pursuant to one agreement and (ii) to the Company at an amount equal to the partner's capital contributions plus interest less any distributions pursuant to the other agreement.

  Term. Most of the Operating Partnerships were created in the last three and half years and have a duration of 10 to 25 years unless earlier dissolved. Two of the Local Partner Agreements contain provisions whereby the respective Local Partner can terminate its interest, at such Local Partner's sole discretion, prior to 2003. See "Risk Factors--Risks Associated with Joint Ventures." Generally, each partner and certain of its affiliates are restricted from competing with the Operating Partnership in the defined business area so long as the partner is a partner plus two or three years thereafter.

 Fiber Lease Agreements

  Generally, the Operating Partnerships lease fiber optic capacity from their Local Partners. In some instances, the Operating Partnerships lease existing fiber optic capacity and in other instances, the Operating Partnerships request the Local Partners to construct new fiber optic capacity. Monthly lease payments in both instances are based on the amortization of the Local Partner's cost of construction and material costs over the term of the Fiber Lease Agreement. Because construction and material costs are amortized over the then current term of the Fiber Lease Agreement, it is possible for the amount of a monthly lease payment to be significantly lower during a renewal term unless the construction of additional fiber optic cable is scheduled for such renewal term. Typically, the amount of the lease payments in a renewal period equals the amount of monthly maintenance costs for the leased fiber optic cable.

  Each of the Fiber Lease Agreements is in its initial term. The initial terms vary from 5 to 25 years in length. The Fiber Lease Agreements contain various renewal options. Generally, either party can terminate the Fiber

Lease Agreement at the end of the then current term if the terminating party provides prior written notice to the other party.

  Throughout the term of the Fiber Lease Agreements and thereafter, title to the fiber optic cable remains with the Local Partner. Similarly, the Operating Partnerships retain title to all of their own electronics and switches that become a part of the network. A Local Partner cannot sell the fiber subject to the Fiber Lease Agreement to a third party unless its obligations under the Fiber Lease Agreement are assumed by the third party.

 Management Agreements

  Generally, the Company or a wholly owned subsidiary of the Company provides the Operating Partnerships with the following services pursuant to the Management Agreement for a specified fee: general management, monitoring, marketing, regulatory processing, accounting, engineering designing, planning, construction, maintenance, operations, service ordering and billing. The term of the typical Management Agreement is three or five years and automatically renews for continuous one-year periods unless one party provides the other with written notice that it intends to terminate the agreement.

 Enhanced Service Agreements

  Four of the Operating Companies have entered into partnership with !NTERPRISE (the "!NTERPRISE Partnerships") in order to provide enhanced services such as frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. The partners in the !NTERPRISE Partnerships are required to contribute equal amounts in order to retain their 50% ownership interests. The business area serviced by the !NTERPRISE Partnerships is the same as that serviced by the applicable Operating Partnership. The partners and their respective affiliates are also prohibited from competing for as long as the partners are partners plus two years thereafter. In addition, the partners have a right of first refusal with regard to the sale of partnership interests and, under certain circumstances, may put their interest to the partnership. Generally, the !NTERPRISE Partnerships have a 20 year duration.

MAJOR IXC CERTIFICATION

  AT&T, the major IXC with which the Company has entered into the National Service Agreement, has established a certification process called Operational Readiness Testing ("ORT") in order to determine whether a supplier's network, systems and processes are capable of providing a level of service which meets such major IXC's standards. ORT is a lengthy process comprised of the following components: (i) Operational Readiness Assessment ("ORA"), (ii) Network Validation Testing ("NVT") and (iii) Switch Network Validation Testing ("SNVT"). CLECs must pass such major IXC's ORT for access services to provide access services to the major IXC and such major IXC's ORT for switched services to provide switched services to such major IXC.

  ORA is a one-time, in-depth evaluation to review all of the Operating Company's processes and to verify that procedures are in place to govern operations from initial design and construction through day-to-day operations and maintenance. ORA is meant to ensure that every aspect of the Operating Company's operations can deliver a product of high quality and reliability.

  NVT is an ongoing evaluation process that continually evaluates existing markets and potential markets. NVT reviews the networks' redundancy of power supplies; the temperature, humidity and ambient condition controls; the fire protection; the route diversity of the fiber network; the design of electronics; the security and general appearance of the Operating Company's facilities.

  SNVT is an ongoing review that evaluates the performance and quality of the Operating Company's switching capabilities.

  The Company has successfully passed the NVT in Jacksonville and Louisville. Passing these evaluations enables the Company's networks in such markets to carry traditional dedicated access and switched access transport. The Company is currently preparing for an ORA of its switch installations and a NVT of its switch operations in two of its other markets. Passing the ORA and the NVT of its switch operations in each market will enable the Company's networks in those markets to carry switched traffic for such major IXC. The Company believes that certifying the Operating Companies' switching operations will significantly enhance the market opportunity for the Operating Companies' services.

SALES AND MARKETING

  The Company targets its network sales and marketing activities at IXCs and business, government and educational end users. The Company's IXC targets include the major IXCs as well as smaller and regional IXCs. IXCs utilize the Operating Companies' services primarily as a local component of their own service offerings to end users. The Company also targets end users which include small, medium and large businesses as well as government and educational institutions. In many cases, the Company works in conjunction with IXCs when marketing to these end users in order to leverage the name recognition, marketing reputation and resources of IXCs. In order to increase the value of the Company's networks to IXCs, the Company's networks do not offer a competing long distance service offering to end users. The Company's networks offer their services in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. The Operating Companies are classified as non-dominant carriers by the FCC and therefore have substantial pricing flexibility and in many cases may enter into customer and product specific agreements.

 IXC Customers

  The Company has national supplier agreements with all of the major IXCs. The Company believes it can effectively provide IXCs with a full complement of traditional access services as well as switched services. Factors that increase the value of the Company's networks to IXCs include reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company also generally prices the services of an Operating Company at a discount relative to the incumbent LEC. In order to further complement the services provided to the IXCs, the Company integrates its networks with IXC networks to enable the IXC to (i) access service, billing and other data directly from the Company and (ii) electronically send automated service requests to the Company.

  An important component of the Company's strategy is to work with major IXCs to develop an integrated local and long distance service offering to end users. The Company believes this strategy will provide greater access to the IXCs' large customer base and enable the Operating Companies to leverage the IXCs' name recognition and reputation for reliability and quality. In pursuing this strategy, the Company has entered into the National Service Agreement with AT&T pursuant to which the Company's networks will be AT&T's preferred supplier of dedicated special access and switched access transport services in all of the Company's markets. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published LEC rates.

  The Company currently utilizes national account representatives to market to IXC customers since the major IXCs have established national or regional groups to manage and coordinate their purchasing of access services. These groups assess CLECs not only upon price, quality, service and ease of provisioning in a particular market, but also upon size, scope of operations and financial stability in order to maximize the leverage of their CLEC relationships. The Company focuses on serving the Operating Companies' IXC customers in all of the Company's markets with a view to establishing national preferred vendor relationships. The terms and conditions applicable to services ordered by IXCs are generally specified in agreements under which some services can be terminated by the IXC on 60 days or less notice. The Company believes that the Operating Companies are well positioned to serve the IXCs and that the Operating Companies generally have good relationships with their respective IXC.

 End Users

  Each Operating Company works in conjunction with IXCs to offer an integrated package of local and long distance service offerings to end users. Initially, the Operating Company offers high quality access services to these end users in combination with an IXC's long distance offerings. Building on its success with the end users, the Operating Company attempts to increase the size and number of service offerings it provides by working with customers to analyze the customers' local telecommunications needs. In particular, the typical Operating Company offers end users a variety of services, including local dial tone, frame relay, ATM transport, business video conferencing and other services. The Company believes that, based upon the Operating Companies' reputation developed in conjunction with major IXCs, the Operating Companies will be able to systematically increase their share of the end users' telecommunications expenditures. The Company believes the networks will be able to compete for end users' needs based upon price, reliability, product diversity, service and custom solutions to end user needs. A significant component of an Operating Company's reliability will be its ability to offer customers end-to-end SONET ring construction for many localized applications. The Operating Companies' construction of SONET rings combined with the Company's large network size will enable the Operating Companies to offer superior coverage to the incumbent LEC and many CLECs especially in second and third tier markets.

  End users are currently marketed through Company direct sales representatives in each market. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets the Operating Companies' products through advertisements, media relations, direct mail and participation in trade conferences. End users typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term.

 Hyperion Enhanced Networks

  The Company develops applications in conjunction with the Operating Companies that are not specific to an IXC's traditional business or to a particular partnership metropolitan area as special bid Hyperion Enhanced Networks ("HENs"). HEN services include special construction of IXC networks, campus networks, private carriage networks and other similar network applications. HEN customers are currently marketed through Company national account representatives in conjunction with special IXC or information service provider groups that manage special network, campus, or junction applications. The terms and conditions for HENs are generally specified in agreements with three to five year terms which automatically renew to month-to-month arrangements at the end of contract terms.

NETWORK DEVELOPMENT AND DESIGN

  Prior to any network construction in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. These characteristics generally include market location, the size of the telecommunications market, the number and size of business, institutional and government end users and the economic prospects for the area. In addition, the Company also carefully analyzes demand information provided by IXCs, including demand for end user special access and volume of traffic from the LEC-CO and the IXC POPs. The Company also analyzes market size utilizing a variety of data, including available estimates of the number of interstate access and intrastate private lines in the region. Such information is available from the FCC.

  If a particular market targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel, working in conjunction with the Company's Local Partner, or Adelphia or one of Adelphia's affiliates, design a large regional network targeted to provide access to the identified business, government and institutional end user revenue base and to the IXC POPs and the LEC-COs in the geographic area covered by the proposed network.

  The actual network design is influenced by a number of market, cost and technical factors including:

  . Availability and ease of fiber deployment
  . Location of IXC POPs
  . Density of telecommunication revenue based upon IXC information . The Company's market information
  . Cost of construction

  The objective of the network design is to maximize revenue derived from service to IXC POPs, LEC-COs and important customers in consideration of network construction costs. In most cases, the Local Partner bears the costs of construction for the required fiber, retains ownership of the fiber and leases the fiber to the Operating Company. The fiber lease costs are determined by amortizing the Operating Company's portion of the Local Partner's cost of construction over the term of the Fiber Lease Agreement at an assumed interest rate. This structure generally allows the Operating Company to better match its capital costs to cash flows. See "--Fiber Lease Agreements."

NETWORK CONSTRUCTION

  The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the majority of the LEC-COs. The Company establishes with its Local Partner or Adelphia general requirements for network design including, engineering specifications, fiber type and amount, construction timelines and quality control. The Company's engineering personnel provide project management, including contract negotiation and overall supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date have generally become operational within six to ten months after the beginning of construction.

NETWORK OPERATING CONTROL CENTER

  In Coudersport, Pennsylvania, the Company has built a NOCC that is equipped with state-of-the-art system monitoring and control technology. The NOCC is a single point interface for monitoring all of the Company's networks and provisioning all services and systems necessary to operate the networks. The NOCC currently supports all of the Company's networks including the management of over 908 building connections, five switches or remote switching modules and approximately 2,647 network route miles. The NOCC is designed to accommodate the Company's anticipated growth in all existing markets as well as in all the markets the Company plans to enter.

  The NOCC is utilized for a variety of network management and control functions including monitoring, managing and diagnosing the Company's SONET networks, central office equipment, customer circuits and signals and the Company's switches and associated equipment. The NOCC is also the location where the Company provisions, coordinates, tests and accepts all orders for switched and dedicated circuit orders. In addition, the NOCC maintains the database for the Company's circuits and network availability. Network personnel at the NOCC also develop and distribute a variety of software utilized to manage and maintain the networks.

EQUIPMENT SUPPLY

  The Company and the Operating Companies purchase fiber optic transmission and other electronic equipment from Lucent Technologies, formerly AT&T Network Systems ("Lucent"), Fujitsu, Tellabs, and other suppliers at negotiated prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent, Fujitsu and other suppliers as required. The Company has negotiated multi-year contracts for equipment with Lucent, Fujitsu, and

Tellabs. The Company and the Operating Companies have deployed two Lucent 5ESS Switches ("5ESSs") and three remote switching modules in five of their current markets. The Company and the Operating Companies plan to deploy eight additional 5ESSs or remote switching modules during calendar 1996 and additional 5ESSs and remote switching modules in each of the Company's future operational markets.

CONNECTIONS TO CUSTOMER LOCATIONS

  Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Operating Company's central office. Signals are sent simultaneously on both primary and alternate protection paths through a network backbone to the Operating Company's central office. Within each building, Operating Company-owned internal wiring connects the Operating Company's fiber optic terminal equipment to the customer premises. Customer equipment is connected to Operating Company-provided electronic equipment generally located where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Operating Company's central office where it can be reconfigured for routing to its ultimate destination on the network.

  The Operating Company locates its fiber optic equipment in space provided by the building owner or, more typically, on a customer's premises. IXCs often enter into discussions with building owners to allow the Company to serve the IXCs' customers. This network configuration enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost.

EMPLOYEES

  As of June 30, 1996, the Operating Companies and the Company employed a total of 92 and 93 full-time employees, respectively, in support of the Operating Companies' and the Company's operations. The Company also regularly uses the services of its Local Partners, employees and contract technicians for the installation and maintenance of its networks. None of the Operating Companies' or the Company's employees is represented by a collective bargaining agreement. The Company believes that the Operating Companies' and the Company's relations with their respective employees are good.

PROPERTIES

  The Company leases its principal executive offices in Coudersport, Pennsylvania and its offices in Pittsburgh, Pennsylvania. Additionally, the Company owns its NOCC facilities, and leases certain office space from Adelphia, in Coudersport, Pennsylvania.

  All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by the applicable Operating Company. See "--Company's Markets." Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of June 30, 1996, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress. Such properties do not lend themselves to description by character and location of principal units.

  Substantially all of the fiber optic telecommunications equipment used in the Company's networks is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company. The Company believes that its properties and those of its Operating Companies are adequate and suitable for their intended purpose.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the areas served by an Operating Company, services similar to those offered by the Operating Company are offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Operating Company may not currently be authorized by state regulators to offer. See "Regulation--State Regulation." Following the enactment of the Telecommunications Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Operating Companies.

  While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Operating Companies and the Company by placing downward pressure on the rates the Operating Companies can charge. The Company believes this effect will be offset by the increased revenues available by offering new services, but if future regulatory decisions afford the incumbent LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's and the Operating Companies' services are based on price, quality, network reliability, service features and responsiveness to customer needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of the Company's target markets. The Company believes that the Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. The Company's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by the Company due to the superiority of its facilities may diminish.

  Other current or potential competitors of the Company's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which the Company has not partnered with one or the other. In many markets served by the Company, one or more CLECs already are providing service. Furthermore, the three major IXCs have announced ambitious plans to enter the local exchange market. There is no assurance that these IXCs will choose to obtain local services from the Operating Companies in the Company's markets. In addition, the Telecommunications Act requires all local exchange providers, including new entrants, to offer their services for resale. See "Regulation-- Telecommunications Act of 1996." This requirement permits companies to enter the market for local telecommunications services without investing in new facilities, thereby increasing the number of likely competitors in any given market, and enables the IXCs to provide local services by reselling the service of the incumbent LEC rather than using services provided by the Company.

                                  REGULATION

OVERVIEW

  Telecommunications services provided by the Company and its networks are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate services, which constitute a majority of the Operating Companies' current services. Interstate services, for the purpose of determining FCC jurisdiction, are communications that originate in one state and terminate in another state or foreign country. State regulatory commissions exercise jurisdiction over intrastate services. Intrastate services are communications that originate and terminate in the same state. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way.

TELECOMMUNICATIONS ACT OF 1996

  On February 8, 1996, the Telecommunications Act of 1996 was signed into law and is considered to be the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. The Telecommunications Act will result in substantial changes in the marketplace for voice, data and video services. These changes will open the local exchange market to competition and will result in a substantial increase in the addressable market for the Company's networks. Among its more significant provisions, the Telecommunications Act (i) removes legal barriers to entry in local telephone markets, (ii) requires incumbent LECs to "interconnect" with competitors, (iii) establishes procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) relaxes regulation of telecommunications services provided by incumbent LECs and all other telecommunications service providers, and (v) directs the FCC to establish a subsidy mechanism for the preservation of universal service.

 Removal of Entry Barriers

  Prior to enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with the incumbent LEC. See "--State Regulation." In these states, the incumbent LEC retained a monopoly over basic local exchange services pursuant to state statute or regulatory policy. In states with these legal barriers to entry, the Company had been limited to the provision of dedicated telecommunications services, which constitutes only a small portion of the local telephone market.

  The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  This provision of the Telecommunications Act should enable the Operating Companies to provide a full range of local telecommunications services in any state. The Operating Companies will continue their policy of not providing long distance services that compete with the major IXCs in order to enable the Company to work with IXCs to provide an integrated local and long distance service offering to end users. Although the Operating Companies will be required to obtain certification from the state regulatory commission in almost all cases, the Telecommunications Act limits substantially the ability of a state commission to deny a request for certification filed by an Operating Company. While this provision of the Telecommunications Act expands significantly the markets available to the Operating Companies, it also reduces the barriers to entry by other potential competitors and therefore increases the level of competition the Operating Companies will face in all their markets. See "Competition."

 Access and Interconnection with LEC Facilities

  A company cannot compete effectively with the incumbent LEC in the market for switched local telephone services unless it is able to connect its facilities with the incumbent LEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. Incumbent LECs historically have been reluctant to provide these services voluntarily and generally have done so only when ordered to by state regulatory commissions.

  The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on incumbent LECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions. Specifically, the Telecommunications Act requires the FCC to adopt rules within six months under which LECs must provide the following:

  Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers. New entrants are at a competitive disadvantage without telephone number portability because of inconvenience and costs to customers that must change numbers.

  Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the LEC's network.

  Reciprocal Compensation. The duty to provide reciprocal compensation means that LECs must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network for which they must pay a given level of compensation.

  Resale. A LEC may not prohibit or place unreasonable restrictions on the resale of its services. In addition, incumbent LECs must offer services to resellers at a wholesale rate that is less than the retail rate charged to end users.

  Access to Rights-of-Way. A LEC must provide access to its poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  Unbundling of Network Services. Incumbent LECs must offer unbundled access to the various elements of their network. This requirement allows new entrants to purchase elements of an incumbent LEC's network that may be necessary to provide service to customers not located in the new entrants' networks.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. After December 31, 1998, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier in areas outside the 100 largest area MSAs in which the requesting carrier is operating or plans to operate. Until long-term service portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order does not address how the costs of implementing long-term service portability will be recovered. This issue is subject to an additional comment period and is not expected to be decided until 1997.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection of CLEC and incumbent LEC networks and incumbent LEC pricing of unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leaves to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders will be at the state level, it is uncertain how these new requirements will affect the Company. The Local Competition Orders indicate that the FCC intends to take up access charge reform as early as the fourth quarter of 1996 with new rules in place as early as the first quarter of 1997. To the extent that the Local Competition Orders reduce the ability of incumbent LECs to impose non-cost-based access charges of IXCs, the Company's competitive advantage in providing customers with access services will decrease. However, to the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company's ability to provide competitive local exchange services will increase.

   Although the Number Portability Order, the Local Competition Order and the underlying statutory requirements are intended to benefit new entrants in the local exchange market, such as the Operating Companies, it is uncertain how effective these requirements will be until the FCC completes all of its rulemaking proceedings under the Telecommunications Act and state regulators begin to implement the FCC's requirements. In particular, if CLECs are unable to obtain favorable agreements with the incumbent LEC regarding call termination and resale of incumbent LEC facilities and services through negotiation with the incumbent LEC or arbitration at state public utility commissions, there is a diminished likelihood that an Operating Company will be successful in its local exchange market.

  Moreover, these requirements place burdens on an Operating Company when it provides switched local exchange services that will benefit potential competitors. In particular, the obligation to offer services for resale means that a company can resell the Operating Company's services without investing in facilities. Similarly, the obligation to provide access to rights-of-way is of limited benefit to the Operating Companies, which already have such access through their Local Partners, but benefits other potential competitors to a far greater degree.

 LEC Entry into New Markets

  The Company's principal competitor in each market it enters is the incumbent LEC. See "Competition." Prior to enactment of the Telecommunications Act, incumbent LECs generally were prohibited from providing cable television service pursuant to the "telco/cable cross-ownership prohibition" contained in the Communications Act of 1934. In addition, the RBOCs generally were prohibited by the MFJ (as defined) from providing interLATA (i.e., long distance) services within the region in which they provide local exchange service.

  The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits incumbent LECs to provide cable television service. With this prohibition removed, incumbent LECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable to the incumbent LECs. While incumbent LEC entry into the video market may be the motivating factor for construction of new facilities, these facilities also can be used by an incumbent LEC to provide services that compete with the Company's networks.

  The Telecommunications Act also eliminates the prospective effect of the MFJ and establishes procedures under which an RBOC can enter the market for interLATA services within its telephone service area. Before an RBOC can enter the interLATA market, it must enter into a state-approved interconnection agreement with a company that provides local exchange service to business and residential customers predominantly over its own facilities. Alternatively, if no such competitor requests interconnection, the RBOC can request authority to provide interLATA services if it offers interconnection under state-approved terms and conditions. The interconnection offered or provided by the RBOC must comply with a "competitive checklist" that is comparable to the interconnection requirements discussed above. See "--Telecommunications Act of 1996--Access and Interconnection with LEC Facilities."

  The ability of the RBOCs to provide interLATA services enables them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, who are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability to generate revenues from the IXCs.

 Relaxation of Regulation

  A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent LECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is lightly regulated by the

FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent LECs than the Company in the long run.

  Pursuant to the forbearance provisions of the Telecommunications Act, the Company has filed a petition requesting that the FCC reinstate its forbearance policy with regard to tariff filing requirements for competitive providers of interstate access services, such as the Company. See "--Federal Regulation." This would relieve the Company of its biggest existing federal regulatory burden. The FCC has not set a timetable for action on the Company's petition.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services. The Telecommunications Act also limits the FCC's ability to review LEC tariff filings. These changes will increase the speed with which incumbent LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the incumbent LECs' ability to compete with the Company.

 Preservation of Universal Service

  One of the primary goals of the original Communications Act of 1934 was to extend telephone service to all the citizens of the United States. This goal has been achieved largely by keeping the rates for basic local exchange service at a reasonable level. It was traditionally thought that incumbent LECs were able to keep basic residential rates reasonable by subsidizing them with revenues from business and IXC customers, and by subsidizing rural service at the expense of urban customers. The existence and level of these subsidies has been widely disputed in recent years because they are so difficult to quantify.

  The Telecommunications Act continues the goal of advancing and preserving universal service by requiring the FCC to establish an explicit mechanism for subsidizing service to those who might otherwise drop off the public switched network. Although the details will be determined by the FCC, all carriers will be required to contribute and carriers that serve eligible customers will be able to receive subsidies. In addition, subsidies likely will be available for companies that provide service to schools, libraries and hospitals.

  Depending on how the FCC implements its statutory mandate, this subsidy mechanism may provide an additional source of revenue to those LECs willing and able to provide service to markets that are less desirable, either because of the high cost of providing service or the limited revenues that might be available. This could be advantageous to the Company or it could be beneficial to the Company's competitors, depending on the geographic areas and type of customers for which subsidies are available. For example, if distributions are limited to companies that provide service to residential customers, the Company may contribute more than it receives from the universal service fund due to its focus on business customers.

FEDERAL REGULATION

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only incumbent LECs are classified as dominant; all other providers of domestic interstate services, including the Operating Companies, are classified as non-dominant carriers. As a non-dominant carrier the Operating Companies are subject to relatively limited regulation by the FCC. The Operating Companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, subject to the complaint provisions of the Communications Act of 1934, as amended.

  Presently, the Company is required to file tariffs listing the terms, conditions and rates for its services. The FCC's policy of forbearing from requiring non-dominant carriers to file tariffs was rejected by the U.S. Supreme Court and its policy of permitting carriers to file tariffs listing a range of rates for each service was rejected by the U.S. Court of Appeals for District of Columbia Circuit. Under the Telecommunications Act, the FCC has authority to reinstate its forbearance policy for non-dominant carriers. The Company has filed a petition requesting the FCC to take this action with regard to competitive providers of interstate access services, but there can be no assurance that it will do so.

  The FCC has adopted rules requiring incumbent LECs to provide "virtual collocation" to CAPs for the purpose of interconnecting their competing networks. These rules enable the Operating Companies to carry a portion of a customer's interstate traffic to an IXC even if the customer is not located on the Company's network. The Company has requested collocation in some, but not all, of its markets. The incumbent LECs have proposed interconnection rates that are being investigated by the FCC to determine whether they are excessive. If the FCC orders the incumbent LECs to reduce these rates, collocation will be a more attractive option for CLECs. Based on the press release issued by the FCC on the Local Competition Order, incumbent LECs will be required to provide both virtual collocation and actual collocation at their switching offices.

  Under the Telecommunications Act, an Operating Company may become subject to additional federal regulatory obligations when it provides local exchange service in a market. All LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities.

  Because the FCC has yet to adopt all of the rules necessary to implement the Telecommunications Act, it is uncertain how burdensome these requirements will be for the Company and the Operating Companies. The obligation to provide services for resale by others potentially limits any competitive advantage held by the Company by virtue of its state-of-the-art facilities because other carriers, including the incumbent LEC and the IXCs, can simply resell the Operating Companies' services. Similarly, the obligation to provide access to rights-of-way benefits certain competitors more than the Company, which already has such access through its Local Partners. Most of the other obligations impose costs on the Operating Companies that also will be borne by competing carriers so the competitive implication of these requirements should not be significant if they are implemented fairly by the FCC.

  As part of its decision requiring incumbent LECs to provide virtual collocation, the FCC also granted incumbent LECs flexibility to reduce their rates for interstate access services in markets where a CAP is collocated. This flexibility includes the ability to offer volume and term discounts and to deaverage access rates in different "zones" in a state based on the level of traffic. In addition, the FCC has granted two incumbent LECs further flexibility in their most competitive markets and the FCC could grant in the future similar waivers in markets served by the Operating Companies. The FCC also is considering granting incumbent LECs additional pricing flexibility in its pending proceeding regarding incumbent LEC price caps. With the passage of the Telecommunications Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. It is also anticipated that the prices incumbent LECs charge for access services will be substantially reduced as a result of the FCC's reform of the current access charge regime and the adoption of universal service rules. A Federal-State Joint Board mandated by the Telecommunications Act is required to make recommendations regarding universal service by November 8, 1996, and new universal service rules must be in place by May 8, 1997. The FCC has stated that it intends to tie access charge reform to universal service reform, with a notice of proposed rulemaking to be issued in November and an order in the first half of 1997. To the extent these regulatory initiatives enable or require incumbent LECs to offer selectively reduced rates for access services, the rates the Operating Companies may charge for access services will be constrained. The Operating Companies' rates also will be constrained by the fact that competitors other than the incumbent LECs are subject to the same streamlined regulatory regime as the Operating Companies and can price their services to meet competition.

STATE REGULATION

  Most state public utility commissions require companies that wish to provide intrastate common carrier services to be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

  Operating Companies have been certificated to provide telecommunications services in Florida, Kansas, Kentucky, New York, Pennsylvania, Tennessee, Vermont and Virginia. The New Jersey Operating Company currently has an application for initial operating authority pending before the New Jersey Board of Public Utilities. The certificates in New York, Florida and Tennessee permit the Operating Companies to provide a full range of local telecommunications services, including basic local exchange service. In light of the Telecommunications Act, the Operating Companies will request removal of any restrictions that now exist on its certificates in the remaining states and anticipate that requests will be granted. See "--Telecommunications Act of 1996--Removal of Entry Barriers." In addition, the Telecommunications Act will enable the Company to enter new states providing a full range of local services upon certification. In certain states, each of the Company, its subsidiaries and the Operating Companies may be subject to additional state regulatory requirements, including tariff filing requirements, in order to begin offering the telecommunications services for which such entities have been certificated. Many states also may have additional regulatory requirements such as reporting and customer service requirements and universal service contributions.

  In addition to obtaining certification, an Operating Company must negotiate terms of interconnection with the incumbent LEC before it can begin providing switched services. Most states in which the Company operates have not adopted rules governing the interconnection of competing networks. Under the Telecommunications Act, the FCC has adopted interconnection requirements. See "--Telecommunications Act of 1996--Access and Interconnection with LEC Facilities." These rules establish guidelines for the states to follow when reviewing interconnection agreements and should greatly facilitate the negotiation of interconnection agreements, although it is anticipated that some incumbent LECs may remain reluctant to comply with interconnection requests, thereby delaying an Operating Company's ability to provide switched services. State regulators are responsible for resolving any disputes that cannot be resolved through negotiation between carriers.

  The Operating Companies are not presently subject to price regulation or rate of return regulation in any state, although there can be no assurance this will not change when the Operating Companies begin providing switched services in some states. In most states, an Operating Company is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some states, an Operating Company's tariff lists a rate range or set prices on an individual case basis.

  Several states have allowed incumbent LECs rate and tariff flexibility, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent LEC to compete with an Operating Company and constrains the rates an Operating Company may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant incumbent LECs additional pricing flexibility. At the same time, some incumbent LECs may request increases in local exchange rates to offset revenue losses due to competition.

LOCAL GOVERNMENT AUTHORIZATIONS

  An Operating Company may be required to obtain from municipal authorities street opening and construction permits to install and expand its fiber optic networks in certain cities. In some cities, the Local Partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks. An Operating Company or its Local Partners also must obtain a license to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by a cooperative or municipality are not subject to federal pole attachment regulation, there are no assurances that an Operating Company or its Local Partners will be able to obtain pole attachments from these utilities at reasonable rates, terms and conditions.

  In some of the areas where the Operating Companies provide service, their Local Partners pay license or franchise fees based on a percent of gross revenue. In addition, in areas where the Company does not use facilities constructed by a Local Partner, the Operating Company may be required to pay such fees. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the incumbent LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Operating Company or Local Partner. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another CLEC.

  If any of the existing Local Partner Agreements or Fiber Lease Agreements held by a Local Partner or an Operating Company for a particular market were terminated prior to its expiration date and the Local Partner or Operating Company were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

 NAME                          AGE POSITION
 ----                          --- --------
 John J. Rigas...............   71 Chairman and Director
 James P. Rigas..............   38 Vice Chairman, Executive Vice President and
                                   Director
 Michael J. Rigas............   42 Vice Chairman, Executive Vice President and
                                   Director
 Timothy J. Rigas............   40 Vice Chairman, Executive Vice President,
                                    Treasurer
                                    and Director
 Daniel R. Milliard..........   49 President, Secretary and Director
 Charles R. Drenning.........   51 Vice President and Director
 Paul D. Fajerski............   47 Vice President and Director
 Randolph S. Fowler..........   44 Vice President and Director

  John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  James P. Rigas is Vice Chairman and Executive Vice President of the Company, Executive Vice President, Strategic Planning of Adelphia and a Vice President of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Michael J. Rigas is Vice Chairman and Executive Vice President of the Company, Executive Vice President, Operations of Adelphia and a Vice President of Adelphia's other subsidiaries. He has been with

Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Vice Chairman and Executive Vice President and Treasurer of the Company, Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia, and a Vice President of Adelphia's other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  Daniel R. Milliard is President and Secretary of Hyperion, and Senior Vice President and Secretary of Adelphia and its subsidiaries. Mr. Milliard currently spends approximately 95% of his time on concerns of the Company. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-73, and received his Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a member of the Board of Directors of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  Charles R. Drenning is Vice President, Engineering operations. Prior to joining Hyperion in this capacity in October 1991, Mr. Drenning was a District Sales manager for Penn Access Corporation. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University. He is a member of the Pennsylvania Technical Institute and IEEE.

  Paul D. Fajerski is Vice President, Marketing and Sales. Prior to joining Hyperion in this capacity in October 1991, Mr. Fajerski was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 13 years experience with AT&T and the Bell System where he served in a number of executive level positions in sales and marketing. Mr. Fajerski holds a B.S. in Business Administration from the College of Steubenville.

  Randolph S. Fowler is Vice President, Business Development and Regulatory Affairs. Prior to joining Hyperion in this capacity in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications. Mr. Fowler is a contributing author for the Encyclopedia of Telecommunications.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ending March 31, 1996 to the Company's President and the other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

NAME AND PRINCIPAL POSITION(A)  FISCAL YEAR  SALARY      BONUS  ALL OTHER COMPENSATION
- ------------------------------  ----------- --------    ------- ----------------------
Daniel R. Milliard......           1996     $207,474    $    --         $5,250(c)
 President and Secretary           1995      187,412(b)      --          5,350(c)
                                   1994      183,484(b)      --          5,250(c)
Charles R. Drenning.....           1996     $139,982    $25,000         $   --
 Vice President                    1995      128,254     17,345             --
                                   1994      105,379     21,250             --
Paul D. Fajerski........           1996     $139,982    $25,000         $   --
 Vice President                    1995      128,254     17,345             --
                                   1994      105,379     21,250             --
Randolph S. Fowler......           1996     $139,982    $25,000         $   --
 Vice President                    1995      128,254     17,345             --
                                   1994      105,379     21,250             --

- --------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for any services they provide to the Company.

(b) Daniel R. Milliard is not employed by the Company, but is compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. The Company, however, reimburses Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia.

(c) Fiscal 1996, 1995 and 1994 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,500 during Fiscal 1996, $4,600 during Fiscal 1995, and $4,500, during Fiscal 1994, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of Fiscal 1996, 1995 and 1994.

DIRECTOR COMPENSATION

  The directors do not receive any compensation for services rendered to the Company in their capacities as directors.

EMPLOYMENT CONTRACTS

  Each of Messrs. Drenning, Fajerski and Fowler (the "Management Shareholders") have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each Management Shareholder that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions. Mr. Milliard is also a senior vice president and secretary of Adelphia and has an employment agreement with Adelphia which provides for base salary and insurance premium payments and benefits. The Company reimburses Adelphia for Mr. Milliard's base salary, insurance premium payments and benefits paid by Adelphia.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company was founded in October 1991. From the Company's inception through March 31, 1996, Adelphia, which owns 89% of the Company's outstanding common stock, provided all the equity capital to the Company and also made loans and advances totaling approximately $50.9 million. The Company repaid $25 million of such indebtedness to Adelphia from the proceeds of the Offering on April 15, 1996, on which date the remaining $26.1 million, including accrued interest and fees of approximately $1.2 million for the period January 1, 1996 through April 15, 1996, was evidenced by an unsecured subordinated note due April 16, 2003 that accrues interest at an annual rate of 16.5% and is subordinated to the Senior Notes upon Senior Note defaults. Interest on the subordinated note is payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest (excluding fees relating to amounts borrowed) accrued on the indebtedness to Adelphia at an annual rate of 11.3% prior to April 15, 1996.

  Messrs. Drenning, Fajerski and Fowler together hold 11% of the Company's outstanding common stock, and are parties to a shareholder agreement, as amended ("Shareholder Agreement") with Adelphia. The Shareholder Agreement provides, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Shareholder or (b) after October 7, 1998, such Management Shareholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act; (ii) for Adelphia to vote its shares in the Company to elect each Management Shareholder to the Board of Directors of the Company; and (iii) for certain buy/sell and termination rights and duties among Adelphia and the Management Shareholders.

  The Company has also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Shareholders. Pursuant to the Loan Agreements, each Management Shareholder has borrowed $1 million from the Company. Each of these loans accrues interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's common stock in the Company, and matures upon the earlier of (i) October 8, 1998 or (ii) the date when the Company's common stock is registered under the 1933 Act and the Management Shareholders have the right to sell their shares pursuant to the registration rights agreement discussed below. Each Loan Agreement also provides that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment. The Company has also agreed to provide the Management Shareholders with one collective demand registration right and certain piggyback registration rights in an initial public offering of the Company's common stock.

  During Fiscal 1994, 1995, 1996 and the three months ended June 30, 1996, the Company incurred charges from Adelphia of $0.2, $0.2, $0.3 and $0.01 million, respectively, for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's costs incurred for these services, and do not necessarily represent the cost to the Company had these services been provided on an arm's length basis. During Fiscal 1995, 1996 and the three months ended June 30, 1996, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of $0.3, $1.0 and $0.3 million, respectively.

                          OWNERSHIP OF CAPITAL STOCK

  The Company previously had authorized capital consisting of 1,000 shares of Common Stock, par value of $1.00 per share. Prior to the closing of the Offering of the Units, the Company recapitalized (the "Recapitalization") by
(i) amending its authorized capital to consist of 30,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock") 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), and (ii) declaring a stock split resulting in 10,000,000 shares of Common Stock being outstanding. As of the date hereof, Adelphia owns 8,900,020 shares of Common Stock and Messrs. Drenning, Fajerski and Fowler each own 366,660 shares of Common Stock. In connection with the closing of the Offering of the Units, the Company issued Warrants which will be exercisable to purchase 613,427 shares of Common Stock at an exercise price of $0.01 per share. In addition, Adelphia and Messrs. Drenning, Fajerski and Fowler are parties to a shareholders agreement. See "Certain Relationships and Transactions."

  The following table provides information, as of September 1, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities, (ii) the directors and executive officers and (iii) all directors and executive officers as a group.

                                                       SHARES OF   PERCENTAGE OF
                                                      COMMON STOCK COMMON STOCK
                                                      ------------ -------------
Adelphia Communications Corporation (1)..............  8,900,020       89.0%
Charles R. Drenning (2)..............................    366,660       3.67%
Paul D. Fajerski (2).................................    366,660       3.67%
Randolph S. Fowler (2)...............................    366,660       3.67%
All executive officers and directors as a group
 (eight persons).....................................  1,099,980       11.0%

- --------
(1) The business address of Adelphia Communications Corporation is the same as the Company. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy
    J. Rigas, James P. Rigas and Daniel R. Milliard.

(2) The business address of each such holder is 2570 Boyce Plaza, Pittsburgh, Pennsylvania 15241.

                       DESCRIPTION OF THE CAPITAL STOCK

  The following description of the capital stock of Hyperion and certain provisions of Hyperion's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Hyperion's Certificate of Incorporation and Bylaws, which documents are filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.

  Hyperion's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Restrictions." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the Preferred Stock then outstanding. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of Preferred Stock, in one or more classes or series. Each class or series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The ownership and control of the Company by the holders of Common Stock would be diluted if the Company were to issue Preferred Stock that had voting rights or that was convertible into Common Stock. In addition, the holders of Preferred Stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of Preferred Stock could dilute the voting rights of the holders of Common Stock on such issues.

  The Company currently has no shares of Preferred Stock outstanding. At present, the Company has no plans to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

 Delaware General Corporation Law

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approved either such business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (y) by persons who are directors and also officers and (z) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, such business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transactions involving the corporation beneficially-owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general,
Section 203 defines an interested stockholder as any entity or person beneficially owning (or within the past three years having owned) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

 Certificate of Incorporation

  The Company's Certificate of Incorporation, as amended, by means of a "blank check preferred" provision authorizes the Board of Directors, at any time, to divide any or all of the shares of Preferred Stock into one or more series and to fix and determine the number of shares and the designation of such series so as to distinguish it from the shares of all other series. Further, the Board of Directors, when issuing a series of Preferred Stock, may fix and determine the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock of such series.

  This blank check preferred provision gives the Board of Directors flexibility in dealing with methods of raising capital and responding to possible hostile takeover attempts. The provision may have the effect of making it more difficult for a third party to acquire the Company, discourage a third party from attempting to acquire the Company or deter a third party from paying a premium to acquire a majority of the outstanding voting stock of the Company. Additionally, depending on the rights and preferences of any series of Preferred Stock issued and outstanding, the issuance of Preferred Stock may adversely affect the voting and other rights of the holders of the Common Stock, including the possibility of the loss of voting control to others.

DIVIDEND RESTRICTIONS

  The terms of the Indenture for the Senior Notes contain restrictions on the ability of the Company to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the Company. The Transfer Agent and Registrar for the Warrants is Bank of Montreal Trust Company, New York, New York.

                            DESCRIPTION OF WARRANTS

  The Warrants were issued pursuant to the Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent (the "Warrant Agent") on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of Senior Notes and Warrants to purchase an aggregate of 613,427 shares of Common Stock of the Company. The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

GENERAL

  Each Warrant, when exercised, will entitle the holder thereof to purchase
1.8645 Warrant Shares at the Exercise Price of $0.01 per share. The Exercise Price and the number of Warrant Shares issuable on exercisable of a Warrant are both subject to adjustment in certain cases referred to below. The Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Warrants, Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Warrants will automatically expire on April 1, 2001, the Expiration Date. The Warrants will entitle the holders thereof to purchase in the aggregate approximately 5.78% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date of issuance of the Warrants. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  The Warrants may be exercised by surrendering to the Company the Warrant certificates evidencing such Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, and upon payment of the Exercise Price. Payment of the Exercise Price may be made in cash or by certified or official bank check, payable to the order of the Company, or by surrender of additional Warrants. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrants and Warrant Agreement, including without limitation any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise of Warrants. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

  No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or specified portion thereof), the Company must pay to the holder an amount in cash equal to the then current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is exercised, multiplied by such fraction, computed to the nearest whole cent.

  Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

  The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

ADJUSTMENTS

  The number and kind of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events including: (i) the payment by the Company of dividends (or other distributions) on Common Stock of the Company payable in Common Stock of the Company or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock of the Company, (iii) the issuance to all holders of Common Stock of the Company of rights, options or warrants that entitled them to subscribe for Common Stock of the Company, or of securities convertible into or exchangeable for shares of Common Stock of the Company, in either case for a consideration per share of Common Stock which is less than the current market price per share (as defined) of Common Stock of the Company and (iv) the distribution to all holders of Common Stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price, provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance and will at all times reserve and keep available such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issued thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants requires the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected is required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement as generally described above).

REPORTS

  Whether or not required by the rules and regulation of the Commission, so long as any of the Warrants remain outstanding, the Company shall cause copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; and (iii) on a quarterly basis, certain financial information and operating data with respect to each Subsidiary and Joint Venture engaged in a Telecommunications Business in the form specified by Section E of the Indenture with respect to the Senior Notes to be filed with the Warrant Agent and the Commission and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Warrants to be resold as set forth herein have been issued in the form of one Global Warrant. The Global Warrant has been deposited with, or on behalf of, the Depositary and registered in the name of the Global Warrant Holder.

  Warrants that were issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a purchaser of the Warrants who does not hold its interest in the Warrants (a "Non-Global Purchaser"), such Certificated Securities may, unless the Global Warrant has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Warrant representing the amount of warrants being transferred

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in the Global Warrant may, upon request to the Trustee, exchange such beneficial interest for Warrants in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such certificated Senior Notes would be subject to the legend requirements described herein under "Notice of Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Warrants in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Warrant Holder of its Global Warrant, Warrants in such form will be issued to each Person that the Global Warrant Holder and the Depositary identify as being the beneficial owner of the related Warrants.

  Neither the Company nor the Trustee will be liable for any delay by the Global Warrant Holder or the Depositary in identifying the beneficial owners of Warrants and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Warrant Holder or the Depositary for all purposes.

                          THE SELLING SECURITYHOLDERS

  The following table sets forth, as of September 24, 1996 certain information regarding the Selling Securityholders' ownership of the Company's Common Stock and of the Warrants. Except as disclosed in the footnotes to the above table, no Selling Securityholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. To the knowledge of the Company, except as disclosed in the table below, the selling Securityholders did not own, nor have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.

                               COMMON STOCK                              WARRANTS
- ----------------------------------------------------------------------------------------------------
                   ---------------------------------------------------------------------------------
                                            BENEFICIALLY                                BENEFICIALLY
                    BENEFICIALLY               OWNED     BENEFICIALLY OWNED                OWNED
  NAME OF SELLING  OWNED PRIOR TO  OFFERED   AFTER THIS     PRIOR TO THIS      OFFERED   AFTER THIS
  SECURITYHOLDER    THIS OFFERING  FOR SALE   OFFERING        OFFERING         FOR SALE   OFFERING
- ----------------------------------------------------------------------------------------------------
                   NUMBER  PERCENT                        NUMBER      PERCENT
                     OF      OF                             OF          OF
                   SHARES  SHARES                        WARRANTS    WARRANTS
- ----------------------------------------------------------------------------------------------------
  Cede & Co.
   (and TOTAL)     613,427  5.78%   613,427      0          329,000       100%  329,000      0
- ----------------------------------------------------------------------------------------------------

  The Warrants owned by the Selling Securityholders represent all of the Warrants covered by the Registration Statement. Many of the Selling Securityholders acquired their Warrants in April 1996, pursuant to the private placement by the Company of units, each unit consisting of a $1,000 principal amount at maturity of 13% senior discount notes due 2003 (the "Notes") and one Warrant. In September 1996, the Notes were exchanged for 13% Series B senior discount notes due 2003 (the "Series B Notes"). The Series B Notes and the Warrants may be separately traded.

                             PLAN OF DISTRIBUTION

  The Warrants or the Warrant Shares may be offered by the Selling Securityholders in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the Warrants or the Warrant Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Warrants or the Warrant Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Warrants, Warrant Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Warrants, Warrant Shares or interests in such capacity.

  The Selling Securityholders, the brokers and dealers through whom sales of the Warrants or Warrant Shares are made and any agent or dealer who distributes Warrants or Warrant Shares acquired as pledgee may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Warrants or Warrant Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Warrants and Warrant Shares will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The financial statements as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................  F-2
Consolidated Balance Sheets, March 31, 1995 and 1996, and June 30, 1996
 (Unaudited)...............................................................  F-3
Consolidated Statements of Operations, Years Ended March 31, 1994, 1995 and
 1996, and
 Three Months Ended June 30, 1995 and 1996 (Unaudited).....................  F-4
Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1994,
 1995 and 1996, and Three Months Ended June 30, 1996 (Unaudited)...........  F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1994, 1995 and
 1996, and
 Three Months Ended June 30, 1995 and 1996 (Unaudited).....................  F-6
Notes to Consolidated Financial Statements.................................  F-7

INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 8 to the consolidated financial statements, effective April 1, 1993, the Company changed its method of accounting for income taxes.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
June 28, 1996 (August 12, 1996 as to Note 4 and the
           sixth paragraph of Note 6)

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     MARCH 31,
                                                  ----------------   JUNE 30,
                                                   1995     1996       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
ASSETS:
- -------
Current assets:
  Cash and cash equivalents...................... $   --   $   --    $132,142
  Other current assets...........................     511      282        304
  Due from affiliates--net.......................   1,799      --       2,115
                                                  -------  -------   --------
    Total current assets.........................   2,310      282    134,561
Investments......................................  12,564   21,087     20,988
Property, plant and equipment--net...............   7,538   12,561     14,044
Other assets--net................................     712    1,045      6,906
Deferred income taxes--net.......................      88      294        294
                                                  -------  -------   --------
    Total........................................ $23,212  $35,269   $176,793
                                                  =======  =======   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY):
- ------------------------------------
Current liabilities:
  Accounts payable............................... $ 1,169  $ 2,529   $    492
  Due to affiliates--net.........................     --     8,707        --
  Other current liabilities......................     205      501        511
                                                  -------  -------   --------
    Total current liabilities....................   1,374   11,737      1,003
13% Senior Discount Notes due 2003...............      --       --    168,620
Note payable--Adelphia...........................  35,541   50,855     25,855
                                                  -------  -------   --------
    Total liabilities............................  36,915   62,592    195,478
                                                  -------  -------   --------
Commitments and contingencies (Note 6)
Stockholders' equity (deficiency):
  Common stock, $.01 par value, 30,000,000 shares
   authorized, 10,000,000 shares outstanding.....     100      100        100
  Warrants.......................................     --       --      11,087
  Loans to Stockholders..........................     --       --      (3,000)
  Accumulated deficit............................ (13,803) (27,423)   (26,872)
                                                  -------  -------   --------
    Total stockholders' equity (deficiency)...... (13,703) (27,323)   (18,685)
                                                  -------  -------   --------
    Total........................................ $23,212  $35,269   $176,793
                                                  =======  =======   ========

                See notes to consolidated financial statements.

 HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS
                                      YEAR ENDED MARCH 31,      ENDED JUNE 30,
                                    --------------------------  ---------------
                                     1994     1995      1996     1995     1996
                                    -------  -------  --------  -------  ------
                                                                 (UNAUDITED)
Revenues..........................  $   417  $ 1,729  $  3,322  $   686  $1,102
                                    -------  -------  --------  -------  ------
Operating expenses:
  Network operations..............      330    1,382     2,690      628     859
  Selling, general and
  administrative..................    2,045    2,524     3,084      831   1,027
  Depreciation and amortization...      189      463     1,184      250     695
                                    -------  -------  --------  -------  ------
    Total.........................    2,564    4,369     6,958    1,709   2,581
                                    -------  -------  --------  -------  ------
Operating loss....................   (2,147)  (2,640)   (3,636)  (1,023) (1,479)
Other income (expense):
  Gain on sale of investment......      --       --        --       --    8,405
  Interest income.................       17       39       199       16   1,433
  Interest expense and fees.......   (2,164)  (3,321)   (6,088)  (1,328) (6,169)
                                    -------  -------  --------  -------  ------
(Loss) income before income taxes,
 equity in net loss of joint
 ventures and cumulative effect of
 change in accounting principle...   (4,294)  (5,922)   (9,525)  (2,335)  2,190
Income tax benefit (expense)......       55       29       197       19      (3)
                                    -------  -------  --------  -------  ------
(Loss) income before equity in net
 loss of joint ventures and
 cumulative effect of change in
 accounting principle.............   (4,239)  (5,893)   (9,328)  (2,316)  2,187
Equity in net loss of joint
ventures..........................     (528)  (1,799)   (4,292)    (797) (1,636)
                                    -------  -------  --------  -------  ------
(Loss) income before cumulative
 effect of change in accounting
 principle........................   (4,767)  (7,692)  (13,620)  (3,113)    551
Cumulative effect of change in
 accounting for income taxes......       42      --        --       --      --
                                    -------  -------  --------  -------  ------
Net (loss) income.................  $(4,725) $(7,692) $(13,620) $(3,113) $  551
                                    =======  =======  ========  =======  ======
(Loss) income per weighted average
 share of common stock before
 cumulative effect of change in
 accounting principle.............  $ (0.48) $ (0.77) $  (1.36) $ (0.31) $ 0.05
Cumulative effect per weighted
 average share of common stock of
 change in accounting for income
 taxes............................     0.01      --        --       --      --
                                    -------  -------  --------  -------  ------
Net (loss) income per weighted
 average share of common stock....  $ (0.47) $ (0.77) $  (1.36) $ (0.31) $ 0.05
                                    =======  =======  ========  =======  ======
Weighted average shares of common
stock outstanding.................   10,000   10,000    10,000   10,000  10,525
                                    =======  =======  ========  =======  ======

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                          COMMON            LOANS TO   ACCUMULATED    STOCKHOLDERS'
                          STOCK  WARRANTS STOCKHOLDERS   DEFICIT   EQUITY (DEFICIENCY)
                          ------ -------- ------------ ----------- -------------------
Balance, March 31, 1993.   $100  $   --     $   --      $ (1,386)       $ (1,286)
  Net loss..............    --       --         --        (4,725)         (4,725)
                           ----  -------    -------     --------        --------
Balance, March 31, 1994.    100      --         --        (6,111)         (6,011)
  Net loss..............    --       --         --        (7,692)         (7,692)
                           ----  -------    -------     --------        --------
Balance, March 31, 1995     100      --         --       (13,803)        (13,703)
  Net loss..............    --       --         --       (13,620)        (13,620)
                           ----  -------    -------     --------        --------
Balance, March 31, 1996.    100      --         --       (27,423)        (27,323)
  Proceeds from issuance
   of stock
   warrants (unaudited).    --    11,087        --           --           11,087
  Loans to stockholders'
   (unaudited)..........    --       --      (3,000)         --           (3,000)
  Net income (unau-
   dited)...............    --       --         --           551             551
                           ----  -------    -------     --------        --------
Balance, June 30, 1996
 (unaudited)............   $100  $11,087    $(3,000)    $(26,872)       $(18,685)
                           ====  =======    =======     ========        ========




                See notes to consolidated financial statements.

 HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
                                   CASH FLOWS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS
                                   YEAR ENDED MARCH 31,        ENDED JUNE 30,
                                 ---------------------------  -----------------
                                  1994      1995      1996     1995      1996
                                 -------  --------  --------  -------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net (loss) income............  $(4,725) $( 7,692) $(13,620) $(3,113) $    551
  Adjustments to reconcile net
   (loss) income to net cash
   used in operating
   activities:
    Depreciation...............      183       397     1,061      214       335
    Amortization...............        6        66       123       36       360
    Equity in net loss of joint
     ventures..................      528     1,799     4,292      797     1,636
    Non-cash interest expense..    2,164     3,321     6,088    1,328     4,915
    Cumulative effect of
     accounting change.........      (42)      --        --       --        --
    Deferred income taxes......       (9)      (37)     (206)     --        --
    Gain on sale of investment.      --        --        --       --     (8,405)
    Changes in operating assets
     and liabilities:
      Other assets--net........     (535)     (550)     (227)      26       (22)
      Accounts payable.........      223       499     1,360     (966)   (2,037)
      Other liabilities--net...       86        67       296       57        10
                                 -------  --------  --------  -------  --------
Net cash used in operating
 activities....................   (2,121)   (2,130)     (833)  (1,621)   (2,657)
                                 -------  --------  --------  -------  --------
Cash flows from investing
 activities:
   Expenditures for property,
    plant and equipment........   (3,097)   (2,850)   (6,084)  (1,370)   (1,818)
   Proceeds from sale of
    investment.................      --        --        --       --     11,618
   Investments in joint
    ventures...................   (5,510)   (7,526)  (12,815)  (4,020)   (4,750)
                                 -------  --------  --------  -------  --------
Cash (used in) provided by
 investing activities..........   (8,607)  (10,376)  (18,899)  (5,390)    5,050
                                 -------  --------  --------  -------  --------
Cash flows from financing
 activities:
   Proceeds from debt..........      --        --        --       --    163,705
   Proceeds from issuance of
    stock warrants.............      --        --        --       --     11,087
   Costs associated with debt
    financing..................      --        --        --       --     (6,221)
   Loans to stockholders.......      --        --        --       --     (3,000)
   Borrowings on (repayment of)
    note payable--Adelphia.....   12,990    12,252     9,226    5,524   (25,000)
   Advances from (to) related
    parties....................   (2,381)      254    10,506    1,487   (10,822)
                                 -------  --------  --------  -------  --------
Net cash provided by financing
 activities....................   10,609    12,506    19,732    7,011   129,749
                                 -------  --------  --------  -------  --------
Net (decrease) increase in cash
 and cash equivalents..........     (119)      --        --       --    132,142
Cash and cash equivalents
 beginning of period...........      119       --        --       --        --
                                 -------  --------  --------  -------  --------
Cash and cash equivalents end
 of period.....................  $   --   $    --   $    --   $   --   $132,142
                                 =======  ========  ========  =======  ========

                See notes to consolidated financial statements.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is an 89% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 11% is owned by certain key Company officers.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority equity interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Unaudited Interim Information

  In the opinion of management, all adjustments, consisting of only normal recurring accruals necessary to present fairly the unaudited results of operations for the three months ended June 30, 1995 and 1996, have been included.

 Cash and cash equivalents

  Cash and cash equivalents generally consist of highly liquid instruments with an initial maturity date of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring equipment.....................................  5-10 years
   Other............................................................  3-10 years

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

 Income (Loss) Per Common Share

  The computation of income (loss) per common share is based upon the weighted average number of common shares outstanding. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock split (See
Note 5).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations.

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different entities and geographic areas. The carrying value of the Note Payable--Adelphia (see Note
4) at March 31, 1995 and 1996 approximates its fair value based upon the terms of the note in comparison with other similar instruments.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassification

  For the years ended March 31, 1994, 1995 and 1996, certain amounts have been reclassified to conform with the June 30, 1996 presentation.

(2)PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                 MARCH 31,
                                               ---------------
                                                                 JUNE 30,
                                                1995    1996       1996
                                               ------  -------  -----------
                                                                (UNAUDITED)
  Telecommunications networks................. $1,704  $ 6,312  $     6,668
  Network monitoring equipment................  3,244    5,267        6,332
  Construction in process.....................  2,910    2,245        2,636
  Other.......................................    270      388          394
                                               ------  -------  -----------
                                                8,128   14,212       16,030
  Less accumulated depreciation...............   (590)  (1,651)      (1,986)
                                               ------  -------  -----------
    Total..................................... $7,538  $12,561  $    14,044
                                               ======  =======  ===========

(3)INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or losses of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(3)INVESTMENTS, CONTINUED

  The Company's nonconsolidated investments are as follows:

                                                  MARCH 31,
                                               ----------------
                                    OWNERSHIP                     JUNE 30,
                                    PERCENTAGE  1995     1996       1996
                                    ---------- -------  -------  -----------
                                                                 (UNAUDITED)
EQUITY BASIS INVESTMENTS:
Continental Fiber Technologies
(Jacksonville).....................       20%  $ 1,467  $ 4,701  $     5,399
Multimedia Hyperion
Telecommunications (Wichita).......     49.9%    1,445    2,620        2,719
Louisville Lightwave...............       50%      531      996        1,640(1)
NewChannels Hyperion
Telecommunications (Albany)........       50%      924      999          924
NewChannels Hyperion
Telecommunications (Binghamton)....       20%      355      504          504
NHT Partnership (Buffalo)..........       40%    1,369    2,457        2,937
NewChannels Hyperion
Telecommunications (Syracuse)......       50%    2,957    3,140        3,215
Hyperion of Harrisburg.............       50%      701    1,600        1,919
Hyperion of Tennessee (Nashville)..       25%      695    1,345        1,345
Alternet of Virginia (Richmond)....       37%    1,633    3,406        3,813
New Jersey Fiber Technologies (New
Brunswick).........................     19.7%        9      956        1,231
TCG of South Florida...............     15.7%    2,981    4,679           --
PECO-Hyperion (Philadelphia) ......       50%       --       --        1,692
Other .............................  Various        18      497          622
                                               -------  -------  -----------
                                                15,085   27,900       27,960
Cumulative equity in net losses....             (2,521)  (6,813)      (6,972)
                                               -------  -------  -----------
Total Investments..................            $12,564  $21,087  $    20,988
                                               =======  =======  ===========

(1) As discussed in Note 6, the Company has committed to make additional capital contributions of approximately $2,300 relating to the increase in its ownership percentage.

  Summarized unaudited combined financial information for the Company's investments being accounted for using the equity method of accounting as of and for the years ended March 31, 1994, 1995, 1996, and the three months ended June 30, 1995 and 1996 is as follows:

                                                      MARCH 31,
                                               ------------------------
                                                                        JUNE 30,
                                                1994    1995     1996     1996
                                               ------- ------- -------- --------
   Current assets............................. $ 7,278 $ 6,842 $  5,709 $ 7,075
   Non-current assets.........................  29,410  59,870  109,583  85,182
   Current liabilities........................  10,345   6,444   11,683   7,580
   Non-current liabilities....................   2,743  20,858   25,912  19,427

                                                           THREE MONTHS ENDED
                                       MARCH 31,                JUNE 30,
                                -------------------------  --------------------
                                 1994     1995     1996       1995       1996
                                -------  -------  -------  ---------  ---------
   Revenues.................... $ 1,028  $ 3,894  $11,513     $1,435     $2,651
   Net loss....................  (2,059)  (7,319) (14,475)    (1,619)    (3,572)

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(3) INVESTMENTS, CONTINUED

  Amounts shown above as of and for the years ended March 31, 1994, 1995 and 1996 include TCG of South Florida. Amounts shown above as of and for the three months ended June 30, 1995 and 1996 exclude TCG of South Florida.

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida to a third party for approximately $11,618 cash resulting in a pre-tax gain of approximately $8,400. Amounts related to TCG of South Florida included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 were $3,422 and $778, respectively. The Company's equity in net loss of joint ventures included a loss of $221 for TCG of South Florida for the three months ended June 30, 1996.

(4)FINANCING ARRANGEMENTS

 Note Payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes and Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods.

  Interest at 11.28% per annum plus fees was charged on the Note Payable-- Adelphia for the years ended March 31, 1994, 1995 and 1996. The total amount of interest converted to note principal at March 31, 1996 and June 30, 1996 is $9,007.

  Effective April 15, 1996, the remaining balance due on the Note Payable-- Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option.

 13% Senior Discount Notes and Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes (the "Senior Notes") due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of its common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note Payable--Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 5) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Senior Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Prior to April 15, 2001, interest on the Senior Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior Notes are unsecured and are senior to the Note Payable--Adelphia and all future subordinated indebtedness. On or before April 15,

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1966 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(4) FINANCING ARRANGEMENTS, CONTINUED

1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Senior Notes may put the Senior Notes to the Company at any time at a price of 101% upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Senior Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture).

  The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Senior Notes for Series B Senior Discount Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). Terms of the Series B Senior Discount Notes are substantially the same as the Senior Notes. The above exchange was consummated within the time periods stipulated in the agreement. The Company's filing became effective as of August 12, 1996 and the Company did not incur any liquidated damages.

  The Warrants are exercisable at $.01 per share upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. In accordance with a registration rights agreement, the Company has agreed to file shelf registration statements under the Securities Act covering the Warrants and the Warrant Shares. Under certain circumstances, if the shelf registrations are not effective within the time period specified in the agreement, the Company must pay liquidated damages to the holders of the Warrants or Warrant Shares ranging from $.0025 to $.0125 per week per Warrant or per Warrant Share then issuable based on the amount of additional time required to accomplish the shelf registrations.

  If the Senior Notes and Warrants had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

(5)STOCKHOLDERS' EQUITY

  The common stock of the Company held by Adelphia and certain key Company officers (the "Officers") is subject to sale and transfer restriction provisions. These provisions state that none of the Officers may transfer any shares unless they have offered to sell such shares to Adelphia (or the other remaining Officers if Adelphia declines) at a price per share equal to the terms of the proposed third party sale or exchange.

  In accordance with a shareholder agreement, upon termination of employment or at any time after October 7, 1996, the Officers could have required Adelphia to purchase all their outstanding shares (the "Officers' Option"). At any time after October 7, 2001, Adelphia could have required the Officers to sell all of their outstanding shares to Adelphia (the "Adelphia Option"). The price per share shall be equal to the fair market value of the shares as determined by a nationally recognized financial advisor selected by Adelphia and the Officers.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(5) STOCKHOLDERS' EQUITY, CONTINUED

  On March 19, 1996, such shareholder agreement was amended primarily to (i) grant the Officers certain registration rights regarding their common stock;
(ii) extend the Officers' Option date until after October 7, 1998; (iii) extend the Adelphia Option date until after October 7, 2003 and (iv) provide for aggregate loans to the Officers of $3,000 from the proceeds received from the private placement of the Senior Notes and Warrants discussed in Note 4. Such loans, including accrued interest at a rate equal to the rate which the Company is able to invest cash on a short-term basis, are secured by a pledge of each Officer's common stock in the Company and are payable to the Company on the earlier of October 8, 1998 or the date of the registration of an equity security of the Company as described below. Also, an amount equal to the interest that accrues on such loans from the date six months after the date the loans are made until due and payable will be satisfied through additional compensation to the Officers. The shareholder agreement is terminated upon the registration of an equity security of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Officers.

  On March 19, 1996, the Board of Directors of the Company approved a ten thousand-for-one stock split of its common stock and the reduction of the par value from $1.00 per share to $.01 per share. All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect this stock split and par value reduction. In addition, on March 19, 1996, the Board of Directors approved charter amendments to increase the Company's authorized shares of common stock from 1,000 shares to 30,000,000 shares and authorized 5,000,000 shares of preferred stock with terms of such preferred stock to be determined by the Board of Directors of the Company. No preferred stock has been issued by the Company.

(6)COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $65, $478 and $1,210 for the years ended March 31, 1994, 1995 and 1996, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1996 are approximately:

                                                         PERIOD ENDING MARCH 31,
                                                         -----------------------
   1997.................................................          $140
   1998.................................................            14
   1999.................................................            13
   2000.................................................             4
   2001.................................................             4
   Thereafter...........................................            --

  Under certain investment agreements, the Company has committed to make specific capital contributions to the joint ventures. Total capital commitments to be made as a result of these agreements at March 31, 1996 was $2,299. Total capital commitments to be made as of June 30, 1996 increased to $15,405 due to additional commitments related to the PECO-Hyperion (Philadelphia) investment.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(6) COMMITMENTS AND CONTINGENCIES, CONTINUED

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's obligation under this commitment at March 31 and June 30, 1996 was approximately $2,946 and $3,079 respectively. The sales price under the second agreement is equal to the fair market value of such investor's interest.


  The Company has agreed that it will make all required capital contributions to Louisville Lightwave that are necessary to increase its ownership to 50%. As of June 30, 1996, the Company expects these capital contributions will aggregate approximately $2,300.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increases the Company's ownership of Hyperion of Tennessee to 95%. The following unaudited financial information of the Company for the year ended March 31, 1996 assumes that this acquisition had occurred on April 1, 1995:

         Revenues                                       $ 3,963
         Net loss before extraordinary items             15,239
         Net loss                                        15,239
         Net loss per weighted average share of common
          stock                                           $1.52

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

  The President of the Company has an employment agreement with Adelphia where he is a vice president and secretary. His agreement provides for base salary, benefits and insurance premium payments. The Company reimburses Adelphia for such payments.

  The Company's operations and the operations of its joint ventures may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The telecommunications industry is subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934.


  The more significant provisions of the Telecommunications Act and certain of its possible effects are as follows:

  The Telecommunications Act removes legal barriers of entry in local telephone markets. This provision should enable the Company to provide a full range of services in any state while potentially increasing the level of competition the Company faces in all its markets.

  The Telecommunications Act requires incumbent Local Exchange Company's ("LECs") to "interconnect" with competitors which will provide access to certain networks under reasonable rates, terms and conditions. It is uncertain how effective these requirements will be or their impact on the Company until the FCC completes its rulemaking proceedings requiring the LECs to provide telephone number portability, dialing parity, reciprocal compensation, resale, access to rights-of-way and unbundling of network services.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(6) COMMITMENTS AND CONTINGENCIES, CONTINUED

  The Telecommunications Act establishes procedures for LEC and Bell Operating Company ("BOC") entry into new markets, including long distance and cable television service. The Company's management believes LECs are now more likely to invest in fiber optic networks and enter the video market which will generate a revenue stream previously unavailable to them. These facilities can then also be used to provide services that compete with the Company. By allowing the BOC to enter the long distance market, this may reduce the market share of the major long distance carriers (the Company's joint ventures' primary customers) and have adverse consequences on the Company's joint ventures' ability to generate revenues from the long distance carriers.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services and limits the FCC's ability to review LEC tariff filings. The changes will increase the speed with which the LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the LEC's ability to compete with the Company.

  The Telecommunications Act requires the FCC to establish an explicit mechanism for subsidizing service to markets that are less desirable, either because of the high cost of providing service or the limited revenues that might be available. This could be advantageous to the Company or it could be beneficial to the Company's competitors depending on the geographic areas and the type of customers for which subsidies are available.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. As new carriers are at a competitive disadvantage without telephone number portability, the Company believes the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order does not address how the costs of implementing long-term service portability will be recovered. This issue is subject to an additional comment period and is not expected to be decided until 1997.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection of CLEC and incumbent LEC networks and incumbent LEC pricing of unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leaves to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders will be at the state level, it is uncertain how these new requirements will affect the Company. The Local Competition Orders indicate that the FCC intends to take up access charge reform as early as the fourth quarter of 1996 with new rules in place as early as the first quarter of 1997. To the extent that the Local Competition Orders reduce the ability of incumbent LECs to impose non-cost-based access charges on IXCs, the Company's competitive advantage in providing customers with access services will decrease. However, to the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company believes its ability to provide competitive local exchange services will increase.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(7)RELATED PARTY TRANSACTIONS

  The following table summarizes the transactions with related parties which are included in the Company's consolidated financial statements:

                                                                  THREE MONTHS
                                                                   ENDED JUNE
                                                  MARCH 31,            30,
                                             -------------------- -------------
                                              1994   1995   1996   1995   1996
                                             ------ ------ ------ ------ ------
                                                                   (UNAUDITED)
   REVENUES:
     Management fees........................ $  261 $1,045 $1,950 $  373 $  679
     Network monitoring fees................     51    217    446     99    119
     Special access fees....................     --    189    651    188    180
                                             ------ ------ ------ ------ ------
     Total.................................. $  312 $1,451 $3,047 $  660 $  978
                                             ====== ====== ====== ====== ======
   EXPENSES:
     Interest expense and fees.............. $2,164 $3,321 $6,088 $  773 $1,254
     Allocated corporate costs..............    214    209    250     52     80
     Fiber leases...........................     --    303  1,022    255    282
                                             ------ ------ ------ ------ ------
     Total.................................. $2,378 $3,833 $7,360 $1,080 $1,616
                                             ====== ====== ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest expense and fees relate to the Note Payable--Adelphia (See Note 4).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs required for these services.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  Interest income charged on certain affiliate receivable balances with joint ventures was $0, $65, $199, $16 and $13 for the periods ended March 31, 1994, 1995, and 1996 and the three months ended June 30, 1995 and 1996, respectively.

   HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE
 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
      1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(8)INCOME TAXES

  The Company and its corporate subsidiaries adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective April 1, 1993. The cumulative effect of adopting SFAS No. 109 at April 1, 1993 was to decrease net loss by $42 for the year ended March 31, 1994. Adoption of SFAS No. 109 had no other effect on net loss for the year ended March 31, 1994.

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The valuation allowance is adjusted for benefits associated with filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1996, the Company had net operating loss carryforwards for federal income tax purposes of $23,100 expiring through 2011.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                MARCH 31,
                                                             -----------------
                                                              1995      1996
                                                             -------  --------
   DEFERRED TAX ASSETS:
    Differences between book and tax basis of intangible
   assets................................................... $   404  $    119
    Net operating loss carryforwards........................   4,823     9,302
    Investment in Partnerships..............................     327     1,401
    Other...................................................      27       134
                                                             -------  --------
     Total..................................................   5,581    10,956
    Valuation allowance.....................................  (5,295)  (10,459)
                                                             -------  --------
     Total..................................................     286       497
                                                             -------  --------
   DEFERRED TAX LIABILITIES:
    Differences between book and tax basis of property,
   plant and
     equipment..............................................     198       203
                                                             -------  --------
   Net deferred tax asset................................... $    88  $    294
                                                             =======  ========

  The net change in the total valuation allowance for the years ended March 31, 1995 and 1996 was an increase of $3,111 and $5,164, respectively.

  Income tax benefit for the years ended March 31, 1994, 1995 and 1996 is as follows:

                                                                   MARCH 31,
                                                                 ---------------
                                                                 1994 1995  1996
                                                                 ---- ----  ----
  Current....................................................... $46  $(8)  $ (9)
  Deferred......................................................   9   37    206
                                                                 ---  ---   ----
  Total......................................................... $55  $29   $197
                                                                 ===  ===   ====

    HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1994, 1995, 1996 AND THE THREE MONTHS ENDED JUNE 30, 1995 AND 1996 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1995 AND
       1996 IS UNAUDITED) (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(8)INCOME TAXES, CONTINUED

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                                MARCH 31,
                                                            -------------------
                                                            1994   1995   1996
                                                            -----  -----  -----
  Statutory federal income tax rate........................  35.0%  35.0%  35.0%
  Change in valuation allowance............................ (42.0) (39.0) (34.6)
  State taxes, net of federal benefit and other............   8.1    4.4    1.0
                                                            -----  -----  -----
  Income tax benefit.......................................   1.1%    .4%   1.4%
                                                            =====  =====  =====

                                  APPENDIX A

                                   GLOSSARY

  Access Charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls over the LECs' local networks.

  ATM (Asynchronous Transfer Mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

  Broadband--Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the incumbent local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs), metropolitan area network providers (MANs) and alternative access vendors (AAVs).

  Central Offices or LEC-COs--The switching centers or central switching facilities of the LECs or CLECs.

  Centrex--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that LECs and CLECs can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CLEC (Competitive Local Exchange Carrier)--A CAP that also provides switched local telecommunications services.

  Collocation--The ability of a CAP, IXC or end user to connect its network to a LEC-COs. Physical collocation occurs when a CAP places its network connection equipment inside the LEC-COs. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC-COs on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

  Dedicated Lines--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the public switched network).

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

  Dialing Parity--Dialing parity exists when a customer calling to or from the network of a CLEC is not required to dial any more digits than for a comparable call originating and terminating on the incumbent LEC's network.

  Diverse Access Routing--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse access routing.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission

  Fiber Mile--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  Fiber Optic Ring Network--Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

  Frame Relay--Frame relay is a high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits to 1.5 megabits. This service is appropriate for connecting LANs, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at higher speeds on modern fiber optic networks.

  Frame Relay Service--Data communications service that functions as a fast packet transport service of variable length data packets between customer designated locations and supports the establishment of software defined logical connections and circuits that act as private facilities on a public platform.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC-COs to any CAP, IXC or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  lnterLATA Calls--InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. The Telecommunications Act establishes procedures under which the RBOCs can receive authority to provide interLATA services.

  IntraLATA Calls--IntraLATA calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. All states allow intraLATA competition, but dialing parity still does not exist in most states and very little LEC intraLATA revenue has been won by competitors.

  IXC (Interexchange or Long Distance Carriers)--Usually referred to as long distance carriers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom and Sprint, as well as a select few CAPs that provide interexchange service.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second.")

  LANs (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAs--The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (for example California has 11 LATAs while Wyoming has one). There are 164 LATAs in the United States.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  LEC-COs--Local Exchange Carrier's central office.

  Local Exchange Areas--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  Megabit--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a consent decree entered into in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System through the divestiture of the seven separate Regional Bell Operating Companies (RBOCs) from AT&T. Divestiture resulted in two distinct segments of the telecommunications service market: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The Telecommunications Act removes most MFJ restrictions on a prospective basis from AT&T and the RBOCs.

  Network Systems Integration--Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

  Number Portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  Off-Net--A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

  On-Net--A customer that is physically connected to one of the Company's networks.

  PCS (Personal Communications Service)--A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  PBX--A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. A PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

  Physical Collocation--Physical Collocation occurs when a CAP places its own network connection equipment inside the LEC-CO. The Telecommunications Act gives the FCC authority to mandate physical collocation. See Virtual Collocation.

  POPs (Points of Presence)--Locations where an IXC has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that IXC.

  Private Line--A private, dedicated telecommunications connection between different end user locations (excluding IXC POPs).

  Private Line Data Interconnect Service--A data transport service utilizing data products and on-net private line facilities that are packaged together with data products.

  Public Switched Network--That portion of a LEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user).

  Public Utility Commission--A state regulatory body which regulates utilities, including telephone companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission.

  RBOCs (Regional Bell Operating Companies)--The seven local telephone companies established by the MFJ. The RBOCs were prohibited from providing interLATA services and from manufacturing telecommunications equipment under the MFJ, but the Telecommunications Act of 1996 establishes procedures for lifting these restrictions.

  Reciprocal Compensation--The compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one way access charges by which the IXCs compensate LEC's for originating or terminating traffic.

  Redundant Electronics--A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Route Miles--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

  Second and Third Tier Markets--Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

  Special Access Services--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP, which lines or circuits run to or from the IXC POPs. Examples of special access services are telecommunications lines running between POPs of a single IXC, from one IXC POP to the POP of another IXC or from an end user to its IXC POP. Special access services do not require the use of switches.

  SONET (Synchronous Optical Network)--SONET is the electronics and network architecture which enable transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by re-routing calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

  Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  Switched Access Transport Services--Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

  Switched Services--Services which utilize a switch, as opposed to dedicated services which are non-switch. These services are the greatest source of revenue for carriers.

  Switched Traffic--Telecommunications traffic along a switched network.

  Virtual Collocation--Virtual collocation is an alternative to physical collocation in which the CAPs connect their equipment to the LECs facilities from a remote location and request that the LEC install the necessary electronics in its central office which is then leased by the LEC to the CAP for charges which are generally higher than the charges for physical collocation. However, the CAP avoids payment of the initial capital costs for the leased facilities which the CAP must incur under physical collocation.

  Voice Grade Equivalent Circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HYPERION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HYPERION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 ------------

                               TABLE OF CONTENTS

                                                                           Page

Available Information.......................................................   1
Prospectus Summary..........................................................   2
Risk Factors................................................................  12
Use of Proceeds.............................................................  17
Capitalization..............................................................  17
Selected Consolidated Financial and
 Operating Data.............................................................  18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................................................  20
Business....................................................................  28
Competition.................................................................  42
Regulation..................................................................  42
Management..................................................................  49
Certain Relationships and Transactions......................................  51
Ownership of Capital Stock..................................................  52
Description of the Capital Stock............................................  53
Description of the Warrants.................................................  55
The Selling Securityholders.................................................  58
Plan of Distribution........................................................  58
Legal Matters...............................................................  59
Experts.....................................................................  59
Index to Financial Statements............................................... F-1
Glossary.................................................................... A-1


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                  [LOGO of Hyperion Telecommunications, Inc.]

                        329,000 WARRANTS TO PURCHASE AN
                        AGGREGATE OF 613,427 SHARES OF
                      COMMON STOCK AND 613,427 SHARES OF
                          COMMON STOCK ISSUABLE UPON
                           EXERCISE OF THE WARRANTS

                               ----------------

                                  PROSPECTUS
                               ----------------


                                         , 1996
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an estimate of expenses which will be incurred in connection with the issuance and distribution of the securities being registered.

                                                                     PAYABLE BY
                                                                     THE COMPANY
                                                                     -----------
      SEC filing fee................................................    $100
      Legal fees and expenses.......................................       *
      Printing and engraving fees...................................       *
      Accounting fees and expenses..................................       *
      Blue sky legal fees, filing fees and expenses.................       *
      Transfer agent and registrar fees.............................       *
      Miscellaneous expense.........................................       *
                                                                        ----
        Total.......................................................    $  *
                                                                        ====

- --------
*  To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Hyperion provide for indemnification of the officers and directors of Hyperion to the full extent permissible under Delaware law.

  Hyperion's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Hyperion shall not be personally liable to Hyperion or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On April 15, 1996, the Company issued 329,000 Units consisting of $329.0 million aggregate principal amount at maturity of 13% Senior Discount Notes due April 15, 2003 (the "Senior Notes") and 329,000 Warrants to purchase an aggregate of 613,427 shares (prior to adjustment) of common stock (the "Warrants") in a private placement to institutional investors pursuant to the exemptions from registration under Section 4(2) of the 1933 Act and Rule 144A. Gross proceeds were approximately $175.3 million and net proceeds to the Company were approximately $168.6 million after discounts and commissions of approximately $6.1 million and other transactions costs. The initial purchasers for the Unit placement were Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


EXHIBIT NO.               DESCRIPTION                             REFERENCE
- -----------               -----------                             ---------
    2.1      Purchase Agreement effective as of May Incorporated herein by reference is
             13, 1996 between Teleport              Exhibit 2.1 to Registration Statement
             Communications Group Inc. and Hyperion No. 333-06957 on Form S-4.
             Telecommunications of Florida, Inc.
    3.1      Certificate of Incorporation of        Incorporated herein by reference is
             Registrant, together with all          Exhibit 3.1 to Registration Statement
             amendments thereto.                    No. 333-06957 on Form S-4.
    3.2      Bylaws of Registrant.                  Incorporated herein by reference is
                                                    Exhibit 3.2 to Registration Statement
                                                    No. 333-06957 on Form S-4.
    4.1      Indenture, dated as of April 15, 1996, Incorporated herein by reference is
             between the Registrant and Bank of     Exhibit 4.1 to Registration Statement
             Montreal Trust Company.                No. 333-06957 on Form S-4.
    4.2      First Supplemental Indenture, dated as Filed herewith.
             of September 11, 1996, between, the
             Registrant and Bank of Montreal Trust
             Company
    4.3      Form of 13% Senior Discount Note.      Filed herewith.
    4.4      Registration Rights Agreement dated as Incorporated herein by reference is
             of April 15, 1996, between the         Exhibit 4.3 to Registration Statement
             Registrant and the Initial Purchasers. No. 333-06957 on Form S-4.
    4.5      Subordinated Note dated April 15, 1996 Incorporated herein by reference is
             by the Company in favor of Adelphia.   Exhibit 4.4 to Registration Statement
                                                    No. 333-06957 on Form S-4.
    5.1      Opinion of Buchanan Ingersoll          To be filed by amendment.
             Professional Corporation.
   10.1      Purchase Agreement dated as of April   Incorporated herein by reference is
             10, 1996 between the Registrant and    Exhibit 1.1 to Registration Statement
             Bear, Stearns & Co. Inc., Chase        No. 333-06957 on Form S-4.
             Securities Inc. and NationsBanc
             Capital Markets, Inc. (collectively,
             the "Initial Purchasers").
   10.2      Employment Agreement between the       Incorporated herein by reference is
             Registrant and Charles R. Drenning.    Exhibit 10.1 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.3      Employment Agreement between the       Incorporated herein by reference is
             Registrant and Paul D. Fajerski.       Exhibit 10.2 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.4      Employment Agreement between the       Incorporated herein by reference is
             Registrant and Randolph S. Fowler.     Exhibit 10.3 to Registration Statement
                                                    No. 333-06957 on Form S-4.
   10.5      Employment Agreement dated July 1,     Incorporated herein by reference is
             1986 between Adelphia and Daniel R.    Exhibit
             Milliard.                              10.5 to Adelphia's Registration
                                                    Statement No. 33-6974 on Form S-1.

 EXHIBIT NO.            DESCRIPTION                                 REFERENCE
 -----------            -----------                                 ---------
    10.6     Pre-Incorporation and Shareholder        Incorporated herein by reference is
             Restrictive Agreement between            Exhibit 10.5 to Registration Statement
             Adelphia, Paul D. Fajerski, Charles R.   No. 333-06957 on Form S-4.
             Drenning and Randolph S. Fowler.
    10.7     Term Loan Note dated May 10, 1996        Incorporated herein by reference is
             between Charles R. Drenning in favor     Exhibit 10.6 to Registration Statement
             of Registrant in the amount of           No. 333-06957 on Form S-4.
             $1,000,000.
    10.8     Term Loan Note dated May 10, 1996        Incorporated herein by reference is
             between Paul D. Fajerski in favor of     Exhibit 10.7 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.9     Term Loan Note dated May 10, 1996        Incorporated herein by reference is
             between Randolph S. Fowler in favor of   Exhibit 10.8 to Registration Statement
             Registrant in the amount of              No. 333-06957 on Form S-4.
             $1,000,000.
    10.10    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the           Exhibit 10.9 to Registration Statement
             Registrant and Charles R. Drenning.      No. 333-06957 on Form S-4.
    10.11    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the           Exhibit 10.10 to Registration
             Registrant and Paul D. Fajerski.         Statement No. 333-06957 on Form S-4.
    10.12    Term Loan and Stock Pledge Agreement     Incorporated herein by reference is
             dated May 10, 1996 between the           Exhibit 10.11 to Registration
             Registrant and Randolph S. Fowler.       Statement No. 333-06957 on Form S-4.
    10.13    Letter Agreement dated March 19, 1996    Incorporated herein by reference is
             between the Registrant, Charles R.       Exhibit 10.12 to Registration
             Drenning, Paul D. Fajerski, Randolph     Statement No. 333-06957 on Form S-4.
             S. Fowler and Adelphia.
    10.14    Warrant Agreement dated as of April      Incorporated herein by reference is
             15, 1996, by and among Hyperion          Exhibit 10.13 to Registration
             Telecommunications, Inc. and Bank of     Statement No. 333-06957 on Form S-4.
             Montreal Trust Comapny.
    10.15    Warrant Registration Rights Agreement    Incorporated herein by reference is
             dated as of April 15, 1996, by and       Exhibit 10.14 to Registration
             among Hyperion Telecommunications,       Statement No. 333-06957 on Form S-4.
             Inc. and the Initial Purchasers.
    10.16    Form of Management Agreement.            Incorporated herein by reference is
                                                      Exhibit 10.15 to Registration
                                                      Statement No. 333-06957 on Form S-4.
    21.1     Subsidiaries of the Registrant.          Incorporated herein by reference is
                                                      Exhibit 21.1 to Registration Statement
                                                      No. 333-06957 on Form S-4.
    23.1     Consent of Buchanan Ingersoll            To be filed by amendment.
             Professional Corporation (contained in
             its opinion filed as Exhibit 5.1
             hereto).
    23.2     Consent of Deloitte & Touche LLP.        Filed herewith.
    24.1     Power of Attorney (appearing on          Filed herewith.
             Signature Page).
    27.1     Financial Data Schedule.                 Incorporated herein by reference is
                                                      Exhibit 27.01 to Registrant's Form 10-
                                                      Q for the Quarter ended June 30, 1996.

- --------

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 24th day of September, 1996.

                                          HYPERION TELECOMMUNICATIONS, INC.

                                               /s/ Daniel R. Milliard
                                          By:  ________________________________
                                              Daniel R. Milliard President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  Known All Men By These Presents that each person whose signature appears below constitutes and appoints James J. Rigas, Timothy J. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE

/s/ John J. Rigas             Chairman and Director              September 24,
- -------------------------                                        1996
John J. Rigas

/s/ Michael J. Rigas          Vice Chairman, Executive Vice      September 24,
- -------------------------     President and Director             1996
Michael J. Rigas

/s/ Timothy J. Rigas          Vice Chairman, Executive Vice      September 24,
- -------------------------     President, Treasurer, Chief        1996
Timothy J. Rigas              Financial Officer and Director

/s/ James P. Rigas            Vice Chairman, Executive Vice      September 24,
- -------------------------     President and Director             1996
James P. Rigas

/s/ Daniel R. Milliard        President, Secretary, Chief        September 24,
- -------------------------     Executive Officer and Director     1996
Daniel R. Milliard

/s/ Charles R. Drenning       Vice President and Director        September 24,
- -------------------------                                        1996
Charles R. Drenning

/s/ Paul D. Fajerski          Vice President and Director        September 24,
- -------------------------                                        1996
Paul D. Fajerski

/s/ Randolph S. Fowler        Vice President and Director        September 24,
- -------------------------                                        1996
Randolph S. Fowler

/s/ Edward E. Babcock         Chief Accounting Officer           September 24,
- -------------------------                                        1996
Edward E. Babcock